Exhibit 10.1

December 20, 2005

SIHITECH COMPANY LIMITED

MEGA CAPITAL GROUP SERVICES LIMITED

PROFIT LOYAL CONSULTANTS LIMITED

ELITE CONCORD INTERNATIONAL LIMITED

CHINA CENTURY HOLDINGS GROUP LIMITED

SHINNING GROWTH INVESTMENT GROUP LIMITED

CHINA UNISTONE ACQUISITION CORP.

YUCHENG TECHNOLOGIES LIMITED

CHIH CHEUNG

JAMES LI

JAMES PREISSLER

AGREEMENT

for the sale and purchase of the shares of

AHEAD BILLION VENTURE LIMITED and PORT WING

DEVELOPMENT COMPANY LIMITED

THIS AGREEMENT for sale and purchase of shares of Ahead Billion Venture Limited and Port Wing Development Company Limited is made on December 20, 2005

Between

(1)           SIHITECH COMPANY LIMITED, a company with limited liability established and existing pursuant to the laws of the British Virgin Islands (BVI) whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (the Sihitech Holdingco #1);

(2)           MEGA CAPITAL GROUP SERVICES LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (the Sihitech Holdingco #2);

(3)           PROFIT LOYAL CONSULTANTS LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (the Sihitech Holdingco #3);

(4)           ELITE CONCORD INTERNATION LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (the e-Channels Holdingco A);

(5)           CHINA CENTURY HOLDINGS GROUP LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (the e-Channels Holdingco B);

(6)           SHINING GROUTH INVESTMENT GROUP LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (the e-Channels Holdingco C); and

(7)           CHINA UNISTONE ACQUISITION CORP., a company incorporated under the laws of the State of Delaware of the United States (CUAQ); and

(8)           YUCHENG TECHNOLOGIES LIMITED, a wholly owned subsidiary of CUAQ and a company incorporated under the laws of the BVI whose registered office is at Room 1708, Dominion Centre 43-59 Queen’s Road East, Wanchai, Hong Kong S.A.R. (CUAQ Sub).

(9)           CHIH CHEUNG

(10)         JAMES LI

(11)         JAMES PREISSLER

Whereas

(A)          BEIJING SIHITECH CO., LTD. (Sihitech) provides application developments and information technology services to customers in the banking and financial services industry (the Sihitech Business) in the People’s Republic of China (the PRC).  Detailed information in respect of Sihitech is set out in Schedule 1(A).

(B)           BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD. (e-Channels) provides electronic payment software and solutions to the banking and financial services industry (the e-Channels Business) in the PRC.  Detailed information in respect of e-Channels is set out in Schedule 1(B).

(C)           The Sihitech Holdingcos are the registered owners of Ahead Billion Venture Limited, a BVI limited liability company (hereinafter referred as Sihitech BVI) and the e-Channels Holdingcos are the registered owners of Port Wing Development Company Limited, a BVI limited liability company (hereinafter referred as e-Channels BVI).

(D)          The shareholders of Sihitech and Sihitech BVI have entered into an agreement for the sale and purchase of the entire equity interest of Sihitech as of the date hereof, pursuant to which Sihitech BVI will become the sole owner of Sihitech upon Closing.

(E)           The shareholders of e-Channels and e-Channels BVI have entered into an agreement for the sale and purchase of the entire equity interest of e-Channels as of the date hereof, pursuant to which e-Channels BVI will become the sole owner of e-Channels upon Closing.

(F)           Subject to the terms and conditions of this Agreement, CUAQ will consummate a plan of merger (Plan of Merger) pursuant to which CUAQ will be merged with and into CUAQ Sub at the Closing with CUAQ Sub as the surviving entity (the CUAQ Merger).

(G)           Subject to the terms and conditions of this Agreement, CUAQ Sub, at the Closing, shall acquire by payment of the Purchase Consideration, all of the shares in both of Sihitech BVI and e-Channels BVI (collectively, the Shares) from the Vendors (the Transfer).

(H)          Upon completion of the Transfer as contemplated by this Agreement, CUAQ Sub will be the registered owner of one hundred per cent (100%) of the Shares, and Sihitech and e-Channels will be converted into wholly foreign-owned enterprises, who will be respectively the sole owner, user, occupier and conductor of the Sihitech Business and the e-Channels Business.

It is Agreed as follows:

ARTICLE I

Interpretation

1.1           In this Agreement, unless this Agreement or the Schedules hereto otherwise stipulate, the following expressions shall have the following meanings:

Accountants means KPMG Huazhen.

Action means any claim, action, suit, litigation, arbitration, inquiry, proceeding or investigation by or pending before any Governmental Authority.

Business Day means any day, other than a Saturday, Sunday or a day on which banking institutions in Beijing or New York City are authorized or obligated by law, regulation or executive order to close.

Cash Amount shall mean Sihitech Cash Amount and e-Channels Cash Amount, collectively.

Claim means any claim, demand, suit, proceeding or action.

Closing and Closing Date are defined in Article 3.1.

Contracts mean any contract, agreement, arrangement, plan, lease, license or similar instrument.

Copyrights shall mean all copyrights, including rights in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

CUAQ Merger shall have the meaning ascribed to it in the recitals to this Agreement.

CUAQ Sub means Yucheng Technologies Limited.

CUAQ Sub Stock means Guaranteed Stock and Additional Stock, if any, collectively.

Damages means the dollar amount of any loss, damage, expense or liability, including, without limitation, reasonable attorneys’ fees and disbursements incurred by an Indemnified Party in any action or proceeding between the Indemnified Party and the Indemnifying Party or between the Indemnified Party and a third party, which is determined (as provided in Article X) to have been sustained, suffered or incurred by a Party or the Company and to have arisen from or in connection with an event or state of facts which is subject to indemnification under this Agreement; the amount of Damages shall be the amount finally determined by a court of competent jurisdiction or appropriate governmental administrative agency (after the exhaustion of all appeals) or the amount agreed to upon settlement in accordance with the terms of this Agreement, if a Third Party Claim, or by the Parties, if a Direct Claim.

Direct Claim means any claim other than a Third Party Claim.

E-Channels means Beijing e-Channels Century Technology Co., Ltd.

E-Channels Business shall have the meaning ascribed to it in the recitals to this Agreement.

E-Channels Holdingcos means e-Channels Holdingco A, e-Channels Holdingco B and e-Channels Holdingco C, collectively.

Encumbrance means any mortgage, pledge, lien, transfer restrictions and/or security interest, as provided for, recognized and/or enforceable under the Laws of the United States, BVI or PRC.

Exchange Act means the Securities Exchange Act of 1934, as amended, of the United States.

Government Securities means any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less.

Governmental Authority means any PRC or non-PRC national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

Intellectual Property means any intellectual property rights, including, without limitations, Patents, Copyrights, service marks, moral rights, Trade Secrets, Trademarks, designs and Technology, together with (a) all registrations and applications for registration therefore and (b) all rights to any of the foregoing (including (i) all rights received under any license or other arrangement with respect to the foregoing, (ii) all rights or causes of action for infringement or misappropriation (past, present or future) of any of the foregoing, (iii) all rights to apply for or register any of the foregoing, (iv) domain names and URLs of or relating to Sihitech and e-Channels, and variations of the domain names and URLs, (vi) Contracts which related to any of the foregoing, including invention assignment, intellectual property assignment, confidentiality, and non-competition agreements, and (vii) goodwill of any of the foregoing).

Laws means all statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards and restrictions, including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, environment, hazardous substances, pollution controls, employment and employment practices and access by the handicapped.

Material Adverse Effect means any change, circumstance, condition, development, effect, event, occurrence or state of facts that, individually or in the aggregate, has been, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), operations or results of operations of any Person.  For purposes of this definition and its use in this Agreement, “material” and “materially” shall be determined in accordance with the customary meaning of such terms under the U.S. federal securities Laws.

Party means each of CUAQ, CUAQ Sub, Sihitech Holdingcos and e-Channels Holdingcos (collectively, the Parties).

Patents means all United States and foreign patents and utility models and applications therefore and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

Person means an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

PRC means the People’s Republic of China, which, for the purposes of this Agreement only, shall not include Hong Kong, Macau or Taiwan.

Public Company Compliance Expenses mean all the expenses paid or payable by CUAQ Sub in connection with any Law relating to its status as a public company, including, but not limited to, filing fees, attorneys’ fees, accountants’ fees and fees paid or payable to any other professional parties, external costs in connection with any filings to the SEC or other Government Authorities, and external compliance costs incurred for the compliance with Sarbanes-Oxley Act of 2002.

RMB means the legal currency of the PRC.

SEC means the Securities Exchange Commission of the United States.

Securities Act means the Securities Act of 1933, as amended, of the United States.

Software means all software, in object, human-readable or source code, whether previously completed or now under development, including programs, applications, databases, data files, coding and other software, components or elements thereof, programmer annotations, and all versions, upgrades, updates, enhancements and error corrections of all of the foregoing.

Shares shall have the meaning ascribed to it in the recitals to this Agreement.

Sihitech Business shall have the meaning ascribed to it in the recitals to this Agreement.

Sihitech Holdingcos means Sihitech Holdingco #1, Sihitech Holdingco #2 and Sihitech Holdingco #3, collectively.

Stockholder Meeting has the meaning specified in Section 6.2.

Tax or Taxes means all income, gross receipts, sales, stock transfer, excise, bulk transfer, use, employment, social security, franchise, profits, property or other taxes, tariffs, imposts, fees, stamp taxes and duties, assessments, levies or other charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any government or taxing authority with respect thereto.

Technology means any know-how, confidential or proprietary information, name, data, discovery, formulae, idea, method, process, procedure, other invention, record of invention, model, research, Software, technique, technology, test information, market survey, website, or information or material of a like nature, whether patentable or unpatentable and whether or not reduced to practice.

Third Party Claim means a Claim by a person, firm, corporation or government entity other than a party hereto or any affiliate of such party.

Trademarks means any and all United States and foreign trademarks, service marks, logos, trade names, corporate names, trade dress, Internet domain names and addresses, and all goodwill associated therewith throughout the world.

U.S. Dollars and US$ mean the legal currency of the United States of America.

U.S. GAAP means generally accepted accounting principles, consistently applied in the United States.

Vendors refer to Sihitech Holdingcos and e-Channels Holdingcos collectively.

1.2           The Schedules and Recitals comprise schedules and recitals to this Agreement and form part of this Agreement.

1.3           The expressions Sihitech Holdingcos, Sihitech BVI, e-Channels Holdingcos, e-Channels BVI, CUAQ and CUAQ Sub and references to any other person in this Agreement shall, where the context permits, include their respective successors, transferees and permitted assigns and any persons deriving title under them.

1.4           References to person mean any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization or any governmental agency.

ARTICLE II

THE SHARE PURCHASE

2.1           Purchase and Sale.  Upon the terms and subject to the conditions hereof, at the Closing, the Vendors shall sell, transfer, assign and convey to CUAQ Sub, and CUAQ Sub shall purchase from the Vendors, all of the right, title and interest of the Vendors in and to the Shares.  The Shares represent all of the equity interest in Sihitech BVI and e-Channels BVI, and shall be sold and transferred to CUAQ Sub free from any Encumbrance.

2.2           Purchase Consideration.

In consideration of the Transfer, at the Closing, CUAQ Sub shall pay a purchase price in cash and issue certain stock of CUAQ Sub to the Vendors as set forth below, which shall collectively be referred to as the Purchase Consideration.

(a)          Subject to adjustment and the Holdback Amount as hereinafter set forth, the purchase price in cash to be paid by CUAQ Sub to the Vendors for the Shares shall be the following:

(i)    cash in the amount of Two Million Seven Hundred Thirty One Thousand Eight Hundred and Eighty Four U.S. Dollars (US$2,731,884), or cash in the amount equal to the total current assets minus the total current liabilities of Sihitech at Closing, whichever amount is lower (the Sihitech Cash Amount), shall be paid to the Sihitech Holdingcos; and

(ii)   cash in the amount of One Million Two Hundred Sixty Eight Thousand One Hundred and Sixteen U.S. Dollars (US$1,268,116), or cash in the amount equal to the total current assets minus the total current liabilities of e-Channels at Closing, whichever amount is lower (the e-Channels Cash Amount), shall be paid to the e-Channels Holdingcos.

(b)         Payments.

(i)    Initial Payment.  At the Closing, the sum of the Cash Amount, less the Holdback Amount (the Initial Payment), will be paid by wire transfer of immediately available United States dollars to the Vendors to the accounts of the Vendors as specified on Schedule 2.2.

(ii)   Additional Payments.  In the event that any of the following events occurs during the period starting from the Closing Date and ending on December 31, 2009, CUAQ Sub shall promptly pay in aggregate to the Vendors, as an addition to the Cash Amount, the amounts set forth below in cash by wire transfer to the accounts of the Vendors as specified on Schedule 2.2:

(1)             Five million U.S. Dollars (US$5,000,000), if CUAQ Sub receives an aggregate of US$34,500,000 in gross proceeds in additional financing, including, but not limited to, (a) exercise of the warrants of CUAQ Sub (the Warrants), (b) CUAQ Sub’s successful completion of a secondary offering, or (c) the private investment into CUAQ Sub by a strategic investor;

(2)             One million U.S. Dollars (US$1,000,000), if the average closing price of the stock of CUAQ and/or CUAQ Sub in any sixty (60) consecutive trading days of the year (the Share Price Average) is above US$10.00 in 2006;

(3)             Two million U.S. Dollars (US$2,000,000), if the Share Price Average is above US$12.00 in 2007; and

(4)             Three million U.S. Dollars (US$3,000,000), if the Share Price Average is above US$14.40 in 2008;

provided, however, that in the event that all of the above events occur, the maximum aggregate amount to be paid by CUAQ Sub to the Vendors shall be no more than ten million U.S. Dollars (US$10,000,000).

(iii)  Holdback.  A sum of US$250,000 (Holdback Amount) shall be withheld from the Cash Amount and shall be retained by CUAQ Sub for a period of 12 months after the Closing Date.  The Holdback Amount will be security for the indemnification obligations of the Vendors set forth in Article X.  Subject to this section and Article X, on the first anniversary of the Closing, or the first business day thereafter, CUAQ Sub shall deliver the Holdback Amount pro rata to the Sihitech Holdingcos and e-Channels Holdingcos in the same proportions as the Initial Payment was allocated between them.  CUAQ Sub may withhold from the Holdback Amount the equivalent of any amount then in dispute related to the Vendors’ indemnification obligations arising pursuant to Article X or for which CUAQ Sub has notified the Vendors of an indemnification Claim.  Any withheld Holdback Amount, to the extent not applied in satisfaction of an indemnification claim, will be paid by CUAQ Sub promptly on resolution of the dispute or claim.  Nothing in this section shall be construed as limiting the liability of the Vendors for indemnification claims or any other claim by CUAQ Sub or any other rightful claimant, and the Holdback Amount shall not be considered liquidated damages or any breach of this Agreement or any other matter related hereto.

(iv)  Allocation of Purchase Price.  All payments of the cash portion of the Purchase Consideration shall be made in such proportion as requested by the Vendors set forth on Schedule 2.2(b)(iv).

(c)          Issuance of CUAQ Sub Stock:

At the Closing, CUAQ Sub shall issue and deliver to the relevant Vendors certificates representing:

(i)          3,884,936 ordinary shares of CUAQ Sub, no par per share (the Guaranteed Stock), free from any Encumbrance, to the Vendors, of which 2,981,439 ordinary shares of CUAQ Sub shall be issued to the Sihitech Holdingcos and 903,497 ordinary shares of CUAQ Sub shall be issued to e-Channels Holdingcos;

(ii)          Additional Stock tied to Performance

(a)          670,339 ordinary shares of CUAQ Sub, no par per share, to the e-Channels Holdingcos, at the Closing.  If the net profit as shown in the audited financial statements of e-Channels and its subsidiaries prepared in accordance with U.S. GAAP for the year ended December 31, 2005, is lower than RMB9,000,000, the e-Channels Holdingcos shall, on a joint and several basis, promptly return the certificates representing 670,339 shares of CUAQ Sub Stock for no additional consideration;

(b)         773,045 ordinary shares of CUAQ Sub, no par per share, to the Sihitech Holdingcos, at the Closing.  If the net profit as shown in the audited consolidated financial statements of CUAQ Sub and its subsidiaries prepared in accordance with U.S. GAAP for the year ended December 31, 2006, plus all the Public Company Compliance Expenses, is lower than US$6,073,941, the Sihitech Holdingcos shall, on a joint and several basis, promptly return the certificates representing 773,045 shares of CUAQ Sub Stock for no additional consideration; and

(iii)  Allocation of CUAQ Sub Stock.  The CUAQ Sub Stock issued pursuant to this Section 2.2 (c) shall be made available to each of the Sihitech Holdingcos and e-Channels Holdings in accordance with Schedule 2.2(c).

2.3           Bonus Plan. After the Closing, the management team of CUAQ Sub, the composition of which shall be decided by the Board of Directors of CUAQ Sub but shall include the Chairman, Chief Executive Officer and Chief Operation Officer of CUAQ Sub, will be entitled to receive 952,832 stock of CUAQ Sub each year, for four years beginning in 2008, if CUAQ Sub achieves net profits of the following amounts according to the financial statements audited each year in accordance with U.S. GAAP:

Year ending December 31	Net Profit
2007	US$8.5 million
2008	US$11.9 million
2009	US$16.7 million
2010	US$23.3 million

ARTICLE III

THE CLOSING

3.1           The Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transfer and the transactions contemplated by this Agreement shall take place at a closing (Closing) to be held at 9:30 p.m., local time, on the fourth business day after the date on which the last of the conditions to Closing set forth in Article IX is fulfilled, at the office of Beijing Sihitech Co., Ltd, 3rd Floor, Tower B, Beijing Financial Trust Building, 5 Anding Road, Chaoyang District, Beijing 100029, the PRC, or at such other time, date or place as the Parties may agree upon in writing.  The date on which the Closing occurs is referred to herein as the Closing Date.

3.2           Deliveries.

(a)          Vendors.  At the Closing, each Vendor will (i) assign and transfer to CUAQ

Sub all of such Vendor’s right, title and interest in and to his, her or its respective portion of the Shares by delivering to CUAQ Sub the certificates representing such Shares, duly endorsed for transfer and free from any Encumbrance and (ii) deliver to CUAQ Sub the certificates, opinions and other agreements contemplated by Article IX and other provisions of this Agreement.

(b)         CUAQ Sub.  At the Closing, CUAQ Sub shall deliver to the Vendors (i) the Cash Amount to which each of the Sihitech Holdingcos and e-Channels Holdingcos is entitled to pursuant to Section 2.2 herein; (ii) the certificates representing the CUAQ Sub Stock, and (iii) the certificates, opinions and other agreements and instruments contemplated by Article IX and other provisions of this Agreement.

3.3           Additional Agreements.  On the Closing Date, the following agreements shall have been executed and delivered (collectively, the Transaction Documents), the effectiveness of each of which is subject to the Closing:

(a)          An equity sale and purchase agreement for the transfer of 100% equity interest in Sihitech to Sihitech BVI, substantially in the form of Appendix 3.3 (a) hereto, by and between the shareholders of Sihitech and Sihitech BVI, (the Sihitech SPA);

(b)         An equity sale and purchase agreement for the transfer of 100% equity interest in e-Channels to e-Channels BVI, substantially in the form of Appendix 3.3 (b) hereto, by and between the shareholders of e-Channels and e-Channels BVI, (the e-Channels SPA);

(c)          Employment agreements between CUAQ Sub and each of Chih Cheung, Weidong Hong and Shuo Zeng;

(d)         A Merger Agreement between CUAQ and CUAQ Sub in the form of Appendix 3.3 (d) hereto;

3.4           Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement and other Transaction Documents to which it is a party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE VENDORS

Sihitech Holdingcos, jointly and severally, and e-Channels Holdingcos, jointly and severally, represent and warrant to CUAQ as of the Closing, as follows:

4.1                                 The Shares.

(a)          Ownership.  The Sihitech Holdingcos are the registered and beneficial owners of all of the Shares in respect of Sihitech BVI, and e-Channels Holdingcos are the registered and beneficial owners of all of the Shares in respect of e-Channels BVI, in the amounts set forth in Schedule 4.1, free from any Encumbrance, which shares constitute all of the shares of capital stock of Sihitech BVI and e-Channels BVI.  There are no options, warrants or other contractual rights outstanding which give any person the right to acquire shares of Sihitech BVI and/or e-Channels BVI, respectively, owned by the Vendors, whether or not such rights are presently exercisable.  As of the Closing, Sihitech BVI and e-Channels BVI will become the registered and beneficial owners of the entire equity interest of Sihitech and e-Channels, respectively, free from any Encumbrance.

(b)         Capitalization. All of the Shares are validly issued, fully paid and non-assessable.

4.2           Organization of Sihitech and e-Channels.  Each of Sihitech BVI and e-Channels BVI is a private owned limited liability company duly organized, validly existing and in good standing under the laws of the BVI.  Each of Sihitech and e-Channels is a private owned limited liability company duly organized, validly existing and in good standing under the laws of the PRC.  Each of Sihitech and e-Channels has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as presently contemplated to be conducted.

4.3                                 Authority and Corporate Action; No Conflict.

(a)          Each of the Vendors, and the shareholders of Sihitech and e-Channels has all necessary power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to consummate the Transfer and other transactions contemplated hereby and thereby.  All actions, corporate and otherwise, necessary to be taken by each of Vendors, and the shareholders of Sihitech and e-Channels to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and all other agreements and instruments delivered by the Vendors in connection with the Transfer have been duly and validly taken.  This Agreement and the Transaction Documents to which each of the Vendors, and the shareholders of Sihitech and e-Channels is a party have been duly executed and delivered by each of the Vendors, and the shareholders of Sihitech and e-Channels, and constitute the valid, binding, and enforceable obligation of each of the Vendors, and the shareholders of Sihitech and e-Channels, enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy of the United States, BVI and PRC.

(b)         Neither the execution and delivery of this Agreement or any of the other Transaction Documents contemplated hereby by each of the Vendors, Sihitech BVI, e-Channels BVI and the shareholders of Sihitech and e-Channels nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under, (1) the Articles of Association of each of Sihitech BVI and e-Channels BVI, or (2) any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which a Vendor is a party or by which it (or any of its properties or assets) is subject or bound; (ii) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the assets of Sihitech BVI, e-Channels BVI and any Vendor; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which Sihitech, e-Channels or a Vendor is a party; or (iv) result in any suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, qualification, authorization or approval applicable to Sihitech, e-Channels or a Vendor.

4.4           Consents and Approvals.  Except for those set forth in Schedule 4.4, the execution and delivery of this Agreement and the Transaction Documents by each of the Vendors, Sihitech BVI, e-Channels BVI and the shareholders of Sihitech and e-Channels does not, and the performance of this Agreement and the Transaction Documents by it will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not prevent it from performing any of its material obligations under this Agreement and the Transaction Documents.

4.5           Licenses, Permits, Etc.  To the best of the knowledge of each Vendor, each of Sihitech and e-Channels possesses or will possess prior to the Closing all Permits necessary, in all material respects, to own and operate the Sihitech Business and e-Channels Business respectively, which necessary Permits are described or are as set forth on Schedule 4.5 hereto.  To the best of the knowledge of each Vendor, Sihitech or e-Channels is not in default in any material respect under any of such Permits and no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder.  Neither the execution and delivery of this Agreement, the Transaction Documents or any of the other documents contemplated hereby nor the consummation of the transactions contemplated hereby or thereby nor, to the best of the knowledge of the Vendors, compliance by Sihitech or e-Channels with any of the provisions hereof or thereof will result in any suspension, revocation, impairment, forfeiture or non-renewal of any Permit applicable to the Sihitech Business or the e-Channels Business.

4.6           Taxes, Tax Returns and Audits.  (a) each of Sihitech, e-Channels and the Vendors has filed on a timely basis (taking into account any extensions received from the relevant taxing authorities) all returns and reports pertaining to all Taxes that are or were required to be filed by it with the appropriate taxing authorities in all jurisdictions in which such returns and reports are or were required to be filed, and all such returns and reports are true, correct and complete in all material respects, (b) all Taxes that are due from or may be asserted against Sihitech and e-Channels (including deferred Taxes) in respect of or attributable to all periods ending on or before the Closing Date have been or will be fully paid, deposited or adequately provided for on the books and financial statements of Sihitech and e-Channels or are being contested in good faith by appropriate proceedings, (c) no issues have been raised (or are currently pending) by any taxing authority in connection with any of the returns and reports referred to in clause (a) which might be determined adversely to Sihitech or e-Channels, (d) Sihitech or e-Channels has not given or requested to give waivers or extensions of any statute of limitations with respect to the payment of Taxes, and (e) no tax liens which have not been satisfied or discharged by payment or concession by the relevant taxing authority or as to which sufficient reserves have not been established on the books and financial statements of Sihitech or e-Channels are in force as of the date hereof.

4.7           Financial Statements.  Prior to the execution of this Agreement, the Vendors have delivered to CUAQ consolidated balance sheets of each of Sihitech and e-Channels as at December 31, 2002, 2003 and 2004, and related consolidated statements of income and source and application of funds for the three years ended December 31, 2004, audited by the Accountants, and the notes, comments, schedules, and supplemental data therein (collectively, the 2004 Financial Statements) and an interim consolidated balance sheet as of June 30, 2005, and related consolidated statements of income and source and application of funds for the six (6) months then ended (collectively, the Last Financial Statements).  The 2004 Financial Statements and the Last Financial Statements shall be prepared in accordance with U.S. GAAP throughout the periods indicated and fairly present the consolidated financial condition of Sihitech and e-Channels at their respective dates and the consolidated results of the operations of Sihitech and e-Channels for the periods covered thereby in accordance with U.S. GAAP.  The 2004 Financial Statements and the Last Financial Statements are included in Schedule 4.7 to this Agreement.

4.8           No Undisclosed Material Liabilities.  Sihitech BVI or e-Channels BVI does not have any material liabilities, whether known or unknown, absolute, accrued, contingent or otherwise.

4.9           Real Property.  Schedule 4.9 contains an accurate and complete list and description of all real estate owned by Sihitech and e-Channels as well as any other real estate that is in the possession of or leased by Sihitech or e-Channels and the improvements (including buildings and other structures) located on such real estate (collectively, the Real Property), and lists and accurately describes any leases under which any such Real Property is possessed (the Real Estate Leases).  Sihitech or e-Channels is not in default under any of the Real Estate Leases, and is not aware of any default by any of the lessors thereunder.

4.10         Certain Personal Property.  The Last Financial Statements contain an accurate and complete list and description of the material fixed assets of Sihitech and e-Channels specifying the location of all material items of tangible personal property of Sihitech and e-Channels.

4.11         Non-Real Estate Leases.  Schedule 4.11 contains an accurate and complete list and description of all material assets and property (other than Real Property and Real Estate Leases) that are used as of the date of this Agreement in the operation of the Sihitech Business and e-Channels Business and that are possessed by Sihitech and e-Channels under an existing lease.  All of such leases are referred to herein as the Non-Real Estate Leases.  Sihitech or e-Channels is not in default under any of the Non-Real Estate Leases, and is not aware of any default by any of the lessors hereunder.

4.12         Accounts Receivable.  The accounts receivable of Sihitech and e-Channels reflected on the Last Financial Statements and created after the Last Financial Statements Date, are bona fide accounts receivable, created in the ordinary course of business and subject to historical rates of uncollected liabilities, as reserved against on the financial statements of Sihitech and e-Channels, are good and collectible within periods of time normally prevailing in the industry at the aggregate recorded amounts thereof.

4.13         Inventory.  The inventory of Sihitech and e-Channels consists of items of quality and quantity useable or saleable in the ordinary course of business at regular sales prices, subject to (a) changes in price levels as a result of economic and market conditions, and (b) reserves reflected in the Last Financial Statements for spoiled and discontinued items.  Schedule 4.13 sets forth a break down of the inventory balance of Sihitech as of the date of the Last Financial Statement, but it is understood that any material or intentional inaccuracy in the Schedule 4.13 estimates will not be a breach of this representation and warranty.

4.14         Contracts, Obligations and Commitments.  Except as listed on Schedule 4.14, and other than the Real Estate Leases and the Non-Real Estate Leases, Sihitech or e-Channels do not have any existing contract, obligation or commitment (written or oral) of any nature (other than obligations involving payments of less than $300,000 individually or $300,000 in the aggregate), including without limitation the following:

(a)          Employment, bonus, severance or consulting agreements, retirement, stock bonus, stock option, or similar plans;

(b)         Loans or other agreements, notes, indentures or instruments relating to or evidencing indebtedness for borrowed money or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of the assets of Sihitech or e-Channels or any agreement or instrument evidencing any guaranty by Sihitech or e-Channels of payment or performance by any other Person;

(c)          Agreements of any kind relating to employment matters such as labor agreements or agreements providing for benefits under any plan;

(d)         Any contract or series of contracts with the same Person for the furnishing or purchase of equipment, goods or services, except for purchase and sales orders in the ordinary course of business;

(e)          Any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses to which Sihitech or e-Channels is a party or by which it is bound;

(f)            Agreements which limit the freedom of Sihitech or e-Channels to compete in any line of business or in any geographic area or with any Person;

(g)         Agreements providing for disposition of the assets, businesses or a direct or indirect ownership interest in Sihitech or e-Channels;

(h)         Any contract, commitment or arrangement not made in the ordinary course of business of Sihitech or e-Channels; or

(i)             Agreements with any Governmental Authority.

Each Contract to which Sihitech or e-Channels is a party is a valid and binding obligation of Sihitech or e-Channels and, to the best of the knowledge of Sihitech and e-Channels, enforceable in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law), and is in full force and effect (except for any Contracts which by their terms expire after the date hereof or are terminated after the date hereof in accordance with the terms thereof, provided, however, that Sihitech or e-Channels will not terminate any Contract after the date hereof without the prior written consent of CUAQ, which consent shall not be unreasonably withheld or delayed), and Sihitech or e-Channels has not breached any material provision of, nor is in default in any material respect under the terms of any of the Contracts.

4.15         Intellectual Property Rights.

(a)          Intellectual Property.  Schedule 4.15(a) contains an accurate and complete list and description of all Intellectual Property used by Sihitech and e-Channels in connection with the Sihitech Business and e-Channels Business, specifying as to each (i) the nature of such right, (ii) the ownership thereof, (iii) the Governmental Authority that has issued or recorded a registration or certificate or similar document with respect thereto or with which an application for such a registration, certificate or similar document is pending and (iv) any applicable registration, certificate or application number.  Complete and accurate copies of all registered Intellectual Property relating to the Sihitech Business and e-Channels have been provided to CUAQ.

(b)         Other Intellectual Property Rights.  Schedule 4.15(b) includes an accurate and complete list and description of all material inventions and trade secrets that

Sihitech or e-Channels has formally documented and that are owned, used, controlled, authorized for use or held by, or licensed to, Sihitech or e-Channels that relate to or are necessary to the Sihitech Business or e-Channels Business, including as conducted at or prior to Closing or as proposed to be conducted by Sihitech or e-Channels, together with a designation of the ownership thereof.

(c)          Software.  Schedule 4.15(c) includes an accurate and complete list and description of all Software used by Sihitech and e-Channels in connection with the Sihitech Business and e-Channels Business, including as conducted at or prior to Closing or as proposed to be conducted by Sihitech or e-Channels, together with a designation of ownership.

(d)         Out-Bound Licenses.  Schedule 4.15(d) includes an accurate and complete list and description of all licenses, sublicenses, and other Contracts pursuant to which (i) any Person is authorized to use any Intellectual Property rights used in connection with the Sihitech Business or e-Channels Business, or (ii) any right of Sihitech or e-Channels in, or its use of, any Intellectual Property right used in connection with the Sihitech Business or e-Channels Business is otherwise materially affected.

(e)          In-Bound Licenses.  Schedule 4.15(e) includes an accurate and complete list and description of all licenses, sublicenses, and other Contracts pursuant to which Sihitech or e-Channels is authorized to use, or can be authorized to use (through, for example, the grant of a sublicense), any Intellectual Property owned by any other Person in connection with the Sihitech Business or e-Channels Business.

(f)            Ownership.  As of the date hereof, each of Sihitech and e-Channels owns, and at the Closing Date, will own all right, title and interest in and to all Intellectual Property rights used in connection with the Sihitech Business or e-Channels Business, and those Intellectual Property rights were developed and created solely by employees of Sihitech or e-Channels acting within the scope of their employment or by third parties (all of which employees and third parties have validly and irrevocably assigned all of their rights therein to Sihitech or e-Channels ) and Sihitech or e-Channels is duly and validly licensed to use all other Intellectual Property used in connection with the Sihitech Business and e-Channels Business, free and clear of royalties.  Sihitech or e-Channels has not assigned or transferred ownership of, agreed to so assign or transfer ownership of, or granted any exclusive license of or exclusive right to use, any Intellectual Property used in connection with the Sihitech Business or e-Channels Business.

(g)         Royalties.  Except for licenses listed and accurately and completely described on Schedule 4.15(G) as royalty-bearing, there are (and will be upon Closing) no royalties, honoraria, fees, or other payments payable by Sihitech or e-Channels to any Person by reason of the ownership, use, license, sale, or disposition of any Intellectual Property used in connection with the Sihitech Business or e-Channels Business.

(h)         Infringement.  The Intellectual Property used in connection with the Sihitech Business or e-Channels Business does not infringe or misappropriate any Intellectual Property rights of any Person under the laws of any jurisdiction.  To the best knowledge of the Vendors, no notice, claim or other communication (in writing or otherwise) has been received from any Person: (A) asserting any ownership interest in any material Intellectual Property used in connection with the Sihitech Business or e-Channels Business; (B) of any actual, alleged, possible or potential infringement, misappropriation or unauthorized use or disclosure of any Intellectual Property used in connection with the Sihitech Business or e-Channels Business, defamation of any Person, or violation of any other right of any Person (including any right to privacy or publicity) by Sihitech or e-Channels or relating to the Intellectual Property used in connection with the Sihitech Business or e-Channels Business; or (C) suggesting or inviting Sihitech or e-Channels to take a license or otherwise obtain the right to use any Intellectual Property in connection with the Sihitech Business or e-Channels Business.  To the best knowledge of the Vendors, no Person is infringing, misappropriating, using or disclosing in an unauthorized manner any Intellectual Property used in connection with the Sihitech Business or e-Channels Business owned by, exclusively licensed to, held by or for the benefit of, or otherwise controlled by Sihitech or e-Channels.

(i)             Proceedings.  There are no current or, to the best of its knowledge, threatened Proceedings (including but not limited to any interference, reexamination, cancellation, or opposition proceedings) arising out of a right or claimed right of any person before any Governmental Authority anywhere in the world related to any Intellectual Property used in connection with the Sihitech Business or e-Channels Business owned by, exclusively licensed to, held by or for the benefit of, or otherwise controlled by Sihitech or e-Channels.

4.16         Title to and Condition of Assets.  Each of Sihitech and e-Channels has good and marketable title to all the properties and assets owned by it.  Except as set forth in the Last Financial Statements, none of such properties and assets is subject to any Encumbrance, option to purchase or lease, easement, restriction, covenant, condition or imperfection of title or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise.

4.17         Absence of Certain Changes.  Except as set forth in Schedule 4.17 or as agreed by CUAQ in advance and incurred in ordinary course of business and consistent with past practice, Sihitech or e-Channels has not and will not, since the Last Financial Statements Date:

(a)          issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

(b)         borrowed or agreed to borrow any funds exceeding $200,000 (or other currency equivalent) except current bank borrowings not in excess of the amount thereof shown on the Last Financial Statements;

(c)          incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due exceeding $200,000 (or other currency equivalent), except current liabilities for trade obligations incurred in the ordinary course of business and consistent with prior practice;

(d)         discharged or satisfied any encumbrance exceeding $200,000 (or other currency equivalent) other than those then required to be discharged or satisfied, or paid any obligation or liability other than current liabilities shown on the Last Financial Statements and liabilities incurred since the Last Financial Statements Date in the ordinary course of business and consistent with prior practice;

(e)          sold, transferred, leased to others or otherwise disposed of any assets exceeding $100,000 (or other currency equivalent), except for inventories sold in the ordinary course of business and assets no longer used or useful in the conduct of its business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

(f)            received any notice of termination of any Contract, Lease or other agreement, or suffered any damage, destruction or loss exceeding $100,000 (or other currency equivalent) (whether or not covered by insurance) which, in any case or in the aggregate, has had, or might reasonably be expected to have, Material Adverse Effect;

(g)         had any material change in its relations with its employees or agents, clients or insurance carriers which has had or might reasonably be expected to have Material Adverse Effect;

(h)         transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property or modified any existing rights with respect thereto;

(i)             declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to any shareholder of any Sihitech or e-Channels, or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock, or made or agreed to make any payment to any shareholder of Sihitech or e-Channels, whether on account of debt, management fees or otherwise;

(j)             suffered any other material adverse effect in its assets, liabilities, financial condition, results of operations or business; or

(k)          entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clauses (f), (g) or (j)).

4.18         Employee Plans; Labor Matters.  Schedule 4.18 contains an accurate and complete list and description of all employee benefits, including, without limitation, pension, medical insurance, work related injury insurance, birth and nursery insurance, unemployment insurance and educational benefits, which Sihitech or e-Channels is obligated to pay, including amounts and recipients of such payments.  Except as disclosed on Schedule 4.18, each of Sihitech and e-Channels has complied with all applicable Laws relating to employment benefits, including, without limitation, pension, medical insurance, work-related injury insurance, birth and nursery insurance, unemployment insurance and educational benefits.  All contributions or payments required to be made by Sihitech and e-Channels with respect to employee benefits have been made on or before their due dates.  Except as disclosed in the Last Financial Statements, all such contributions and payments required to be made by any employees of Sihitech or e-Channels with respect to the employee benefits have been fully deducted and paid to the relevant Governmental Authorities on or before their due dates, and no such deductions have been challenged or disallowed by any Governmental Authority or any employee of Sihitech or e-Channels.

4.19         Compliance with Law.  To the best of its knowledge, the Sihitech Business and e-Channels Business have been conducted, and are now being conducted, by Sihitech and e-Channels in compliance in all material respects with all applicable Laws.  None of Sihitech, e-Channels, or any officers, directors and employees of Sihitech or e-Channels (i) is, and during the past five years was, in violation of, or not in compliance with, in any material respect all such applicable Laws with respect to the conduct of the Sihitech Business or e-Channels Business; and (ii) has received any notice from any Governmental Authority, and to the best of its knowledge, no Action is threatened which alleges that Sihitech or e-Channels has violated, or not complied with, any of the above.

4.20         No Illegal or Improper Transactions.  Neither Sihitech nor e-Channels has offered, paid or agreed to pay to any Person or entity (including any governmental official) or solicited, received or agreed to receive from any such Person or entity, directly or indirectly, in any manner which is in violation of any applicable policy of Sihitech or e-Channels, ordinance, regulation or law, any money or anything of value for the purpose or with the intent of (i) obtaining or maintaining business for Sihitech or e-Channels, (ii) facilitating the purchase or sale of any product or service, or (iii) avoiding the imposition of any fine or penalty.

4.21         Related Transactions.  Except as set forth in Schedule 4.21 and except for compensation to employees for services rendered, no current or former director, officer, employee or shareholder or any associate (as defined in the rules promulgated under the Exchange Act) of Sihitech or e-Channels is presently, or during the last three fiscal years has been, (a) a party to any transaction with Sihitech or e-Channels (including, but not limited to, any Contract providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder or such associate), or (b) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present (or potential) competitor, supplier or customer of Sihitech or e-Channels nor does any such Person receive income from any source other than Sihitech or e-Channels which relates to the business of, or should properly accrue to, Sihitech or e-Channels.

4.22         Records.  The books of account, minute books, stock certificate books and stock transfer ledgers of Sihitech BVI, e-Channels BVI, Sihitech and e-Channels are complete and correct in all material respects, and there have been no material transactions involving Sihitech BVI, e-Channels BVI, Sihitech and e-Channels which are required to be set forth therein and which have not been so set forth.

4.23         Insurance.  The Last Financial Statements set forth a complete list and complete and accurate description of all insurance policies maintained by Sihitech and e-Channels which are in force as of the date hereof and the amounts of coverage thereunder.  During the past three years, Sihitech or e-Channels has not been refused insurance in connection with the Sihitech Business or e-Channels Business, nor has any claim in excess of US$10,000 been made in respect of any such agreements or policies, except as set forth in the Last Financial Statements.  Such insurance are commercially reasonable for the companies in the information technology industry in the PRC.

4.24         Litigation.  Except as set forth in Schedule 4.24, there are no Actions by any Governmental Authority or Person by or against Sihitech or e-Channels, nor to the best of its knowledge, any threatened Action by any Governmental Authority or Person against Sihitech or e-Channels.  Neither Sihitech or e-Channels nor any of their property is subject to any Action by a Governmental Authority or Person which would cause a Material Adverse Effect.

4.25         Settled Litigation.  Schedule 4.25 sets forth a description of all threatened, withdrawn, settled or litigated claims against Sihitech or e-Channels during the last three years.

4.26         Disclosure of Information.  Each of the Vendors acknowledges that all of the SEC Reports (as defined below) were fully available to it, and it has reviewed and understood them.  Each of the Vendors acknowledges that it has received all the information that it has required relating to CUAQ and CUAQ Sub.  Each of the Vendors further represents that it has had an opportunity to ask questions and receive answers from CUAQ regarding the terms and conditions of its acquisition of the CUAQ Sub Stock.

4.27         Regulation S Offering.  The Vendors represent that each of them is not a “U.S. Person” and they are not taking the securities to be delivered under this Agreement for the account or benefit of a U.S. Person.  The Vendors represent that at the time of the offer they were and at the time of sale they will be outside of the territories of the United States.  Each Vendor agrees that it will not resell any of the securities received under this Agreement except in compliance with Rule 905 of Regulation S (Regulation S), promulgated under the Securities Act, pursuant to a registration under the Securities Act or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act.  The Vendors agree that they will not take any action to have the securities transferred into bearer form, regardless if the law of any state permits securities to be held in bearer form. Defined terms in this section have the meanings assigned to them in Regulation S.

4.28         Restricted Securities.  Each of the Vendors understands that it will acquire securities under this Agreement that are characterized as “restricted securities” under the United States federal securities laws and with limitations imposed by Regulation S.  Therefore, each of the Vendors understands that sales of such securities may only be sold in the United States, either privately or publicly, pursuant to applicable securities laws and rules and regulations thereunder, including without limitation, Regulation S, and exemptions from registration, or pursuant to an effective registration statement.

4.29         Legends.  It is understood that the certificates evidencing the CUAQ Sub Stock may bear the legend set forth below in this section.  The Vendors hereby consent to the inclusion of such legend on certificates of securities they receive hereunder and for the placement of stop orders against the transfer of such securities, which may be enforced by CUAQ Sub by instruction to its transfer agent or recourse to appropriate judicial authorities to prevent the registration of any transfer not in accordance with the provisions of this Agreement and the legend set forth below.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER, OR DISPOSITION MAY BE EFFECTUATED WITHOUT REGISTRATION UNDER THE ACT AND SUCH SALE, TRANSFER OR DISPOSITION IS IN COMPLIANCE WITH REGULATION S PROMULGATED UNDER THE ACT, TO THE EXTENT THEN APPLICABLE.

4.30         No Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Vendors, Sihitech and/or e-Channels.

4.31         Disclosure.  No representation or warranty by any Vendor contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to CUAQ pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

4.32         Acquisition Entirely for Own Account.  The CUAQ Sub Stock to be acquired by each of the Vendors will be acquired for investment for such Vendor’s own account and not with a view for the resale or distribution of any part thereof.

4.33         Survival of Representations and Warranties.  The representations and warranties of each Vendor set forth in this Agreement shall survive the Closing for a period of two (2) years, except that the representations and warranties set forth in Sections 4.1, 4.2 and 4.3 shall survive without limitation as to time and the representations and warranties set forth in Section 4.17 shall survive until the expiration of the statute of limitations with respect to each respective Tax.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CUAQ AND CUAQ SUB

CUAQ and CUAQ Sub, jointly and severally, represent and warrant to the Vendors as follows:

5.1           Organization.  CUAQ is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  CUAQ Sub is a corporation duly organized, validly existing and in good standing under the laws of the BVI.  Each of CUAQ and CUAQ Sub has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as presently contemplated to be conducted.

5.2                                 Capitalization.

(a)          Capitalization.

(i)             The authorized capital stock of CUAQ includes 20,000,000 shares of common stock and 1,000,000 shares of preferred stock of which 4,200,000 shares of common stock are issued and outstanding and no shares of preferred stock are issued and outstanding.  There are 6,900,000 warrants outstanding to purchase up to 6,900,000 shares of common stock at a current exercise price of US$5.00 per share (the number and price subject to adjustment), expiring November 18, 2008, 150,000 unit purchase options exercisable at $9.90 to purchase 150,000 shares of common stock and 300,000 warrants, which if issued, may be exercised at US$6.25 to purchase 300,000 shares of common stock.  Except as set forth on Schedule 5.2, there are no other options, warrants or rights (other than as contemplated by this Agreement) to acquire any capital stock of CUAQ, whether or not such options, warrants or rights are currently exercisable.  All the outstanding stock of CUAQ will be validly issued, fully paid and non-assessable.

(ii)          The authorized capital stock of CUAQ Sub as of the date hereof includes 60,000,000 Ordinary Shares and 1,000,000 Preferred Shares, of which 1 Ordinary Share is issued and outstanding, and no Preferred Shares are issued and outstanding.  Except as set forth on Schedule 5.2, there are no other options, warrants or rights (other than as contemplated by this Agreement) to acquire any capital stock of CUAQ Sub, whether or not such options, warrants or rights are currently exercisable.  All the outstanding stock of CUAQ Sub as of the date hereof has been validly issued, fully paid and non-assessable.  As of the effective date of the CUAQ Merger, the CUAQ Sub capitalization will be as follows: (A) 60,000,000 Ordinary Shares authorized, 8,084936 Ordinary Shares issued and outstanding and an addition of 1,443,384 Ordinary Shares tied to 2005 and 2006 performance for a total of 9,528,320 Ordinary Shares issued and outstanding if the condition of Sections 2.2(c)(ii)(a) and (b) of this Agreement are fully satisfied; (b) 1,000,000 Preferred Shares authorized, none outstanding; (C) 6,900,000 share purchase warrants outstanding to purchase up to 6,900,000 Ordinary Shares at an exercise price of US$5.00 per share (the number and price subject to adjustment), expiring November 18, 2008; and (D) 150,000 unit purchase options exercisable at $9.90 to purchase 150,000 Ordinary Shares and 300,000 share purchase warrants, which if issued, may be exercised at US$6.25 per share to purchase 300,000 Ordinary Shares, provided however, the forgoing does not take into account any other shares that may be issued or issuable under the terms of this Agreement in respect of the provisions of Sections 2.2(c) or 2.3, in connection with any employment arrangements contemplated by the Agreement, or the creation or issuance or commitment to issue any awards under a performance equity plan that may be approved by CUAQ.

(iii)       Upon the acquisition of Sihitech BVI and e-Channels BVI, CUAQ Sub Stock will be issued as set forth in this Agreement.

(b)         Disputes.  There are no disputes, arbitrations or litigation proceedings involving CUAQ or CUAQ Sub with respect to the common stock and outstanding warrants, options and other rights relating to the capital stock of CUAQ or CUAQ Sub.

(c)          Issuances.  Except for the issuance of common stock, warrants and options as set forth in the SEC Reports of CUAQ and the Registration Statement on Form S-1, SEC Registration Statement No. 333-117639, there have not been any issuances of capital securities or options, warrants or rights to acquire the Shares.

5.3                                 Authority and Corporate Action; No Conflict.

(a)          Each of CUAQ and CUAQ Sub has all necessary corporate power and authority to enter into this Agreement and, subject to the requirement to obtain stockholder approval, to consummate the transactions contemplated hereby.  Except for the actions required to complete CUAQ Merger, all board of directors’ actions necessary to be taken by CUAQ and CUAQ Sub to authorize the execution, delivery and performance of this Agreement and all other agreements delivered in connection with this transaction have been duly and validly taken.  This Agreement has been duly executed and delivered by CUAQ and CUAQ Sub and constitutes the valid, binding, and enforceable obligation of CUAQ and CUAQ Sub, enforceable in accordance with its terms, except (i)

as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy and (iii) as enforceability may be limited by the absence of stockholder approval.

(b)         Neither the execution and delivery of this Agreement or any of the other documents contemplated hereby by CUAQ or CUAQ Sub nor (assuming receipt of stockholder approval) the consummation of the transactions contemplated hereby or thereby will (i) conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under, (A) the Certificate of Incorporation or By-Laws of either of CUAQ or CUAQ Sub or (B) any law, statute, regulation, order, judgment or decree or any instrument contract or other agreement to which CUAQ or CUAQ Sub is a party or by which CUAQ or CUAQ Sub (or any of the properties or assets of CUAQ or CUAQ Sub) is subject or bound; (ii) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the assets of CUAQ or CUAQ Sub; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which CUAQ or CUAQ Sub is a party; or (iv) result in any suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, qualification, authorization or approval applicable to CUAQ or CUAQ Sub.

5.4           Consents and Approvals.  Other than the requirement to obtain stockholder approval, satisfy the requirements of Delaware and the British Virgin Islands applicable to CUAQ Merger, the execution and delivery of this Agreement by CUAQ or CUAQ Sub does not, and the performance of this Agreement will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not prevent it from performing any of its material obligations under this Agreement.

5.5           Valid Issuance of CUAQ Sub Stock.  At the Closing, the CUAQ Sub Stock to be issued to the Vendors hereunder will be duly and validly authorized and, when issued and delivered in accordance with the terms hereof for the consideration provided for herein, will be validly issued and will constitute legally binding obligations of CUAQ Sub in accordance with their terms and will have been issued in compliance with all applicable federal and state securities laws.

5.6                                 Financial Statements.

(a)          The audited consolidated financial statements and the unaudited consolidated financial statements of CUAQ included in CUAQ ‘s Annual Report on Form

10-KSB and its Quarterly Reports on Form 10-QSB that are referred to in Section 5.7 fairly present in conformity with U.S. GAAP applied on a consistent basis the financial position and assets and liabilities of CUAQ as of the dates thereof and CUAQ’s results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statement, to normal, recurring year-end adjustments which were not or are not expected to be material in amount).  The balance sheet of CUAQ as of September 30, 2005 that is included in such financial statements is referred to herein as CUAQ Balance Sheet.

(b)         Attached hereto as Schedule 5.6(b) is an unaudited, unreviewed balance sheet prepared by management of CUAQ as of a date within seven days prior to the date of this Agreement, prepared in accordance with U.S. GAAP, applied on a consistent basis with prior practice of CUAQ.

5.7                                 SEC Reports.

(a)          CUAQ has delivered to Sihitech Holdingcos and e-Channels Holdingcos, or there have been available by public means (i) CUAQ’s Annual Report on Form 10-KSB for the period ended December 31, 2004, (ii) CUAQ’s Quarterly Reports on Form 10-QSB for the quarters ended March 30, 2005 and June 30, 2005 and September 30, 2005 (iii) CUAQ’s prospectus, dated November 18, 2004 relating to its initial public offering of securities, and (iv) all other reports filed by CUAQ under the Exchange Act (all of such materials, together with any amendments thereto and documents incorporated by reference therein, are referred to herein as the SEC Reports).

(b)         As of its filing date or, if applicable, its effective date, each SEC Report complied in all material respects with the requirements of the Laws applicable to CUAQ for such SEC Report, including the Securities Act and the Exchange Act.

(c)        Each SEC Report as of its filing date and the prospectus referred to in clause (iii) of Section 5.7(a), as of its effective date, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  CUAQ has filed all reports under the Exchange Act that were required to be filed as of the date hereof and will have filed all such reports required to have been filed through the Closing Date, and has otherwise materially complied with all requirements of the Securities Act and the Exchange Act.

5.8           Trust Fund.  As of the date hereof CUAQ has, and at the Closing Date, CUAQ will have no less than $18,000,000 invested in Government Securities in a trust account with Morgan Stanley & Co., administered by Continental Stock Transfer & Trust Company, less such amounts, if any, as CUAQ is required to pay to stockholders who elect to have their shares redeemed in accordance with the provisions of CUAQ’s Certificate of Incorporation.

5.9           No Undisclosed Liabilities.  CUAQ and CUAQ Sub do not have any liabilities, debts or cash contingencies, pledges in any form, obligations, undertakings or arrangements, whether known or unknown, absolute, accrued, contingent or otherwise, except (a) as and to the extent reflected or reserved against on CUAQ Balance Sheet; and (b) those incurred since the date of the CUAQ Balance Sheet in the ordinary course of business and consistent with prior practice.

5.10                           Absence of Certain Changes.  As contemplated by this Agreement and those incurred in ordinary business consistent with past practice, neither CUAQ nor CUAQ Sub has since the date of CUAQ Balance Sheet:

(a)          except for any securities issued for the CUAQ Merger, issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

(b)         been removed from trading on the OTC-BB because of a breach or violation of any applicable laws, or received notice by any security supervisory agencies CUAQ due to a violation of exchange market rules or receive notice of termination or suspension in trading on the OTC-BB, except for suspensions for trading in normal situations.

(c)          borrowed or agreed to borrow any funds exceeding $200,000, except current bank borrowings not in excess of the amount thereof shown on the Balance Sheet;

(d)         incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due exceeding $200,000, except current liabilities for trade obligations incurred in the ordinary course of business and consistent with prior practice;

(e)          discharged or satisfied any encumbrance exceeding $200,000 other than those then required to be discharged or satisfied, or paid any obligation or liability other than current liabilities shown on the CUAQ Balance Sheet and liabilities incurred since the date of the CUAQ Balance Sheet in the ordinary course of business and consistent with prior practice;

(f)            sold, transferred, leased to others or otherwise disposed of any assets exceeding $100,000, except for inventories sold in the ordinary course of business and assets no longer used or useful in the conduct of its business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

(g)         received any notice of termination of any contract, lease or other agreement, or suffered any damage, destruction or loss exceeding $100,000 (whether or not covered by insurance) which, in any case or in the aggregate, has had, or might reasonably be expected to have, a Material Adverse Effect;

(h)         had any material change in its relations with its employees or agents, clients or insurance carriers which has had or might reasonably be expected to have a Material Adverse Effect;

(i)             suffered any other serious material adverse effect in its assets, liabilities, financial condition, results of operations or business; or

(j)             entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clauses (f), (g) or (i)).

5.11                           Compliance with Law.  The business of CUAQ and CUAQ Sub, if any, has been conducted, and is now being conducted, in compliance in all material respects with all applicable Laws.  Each of CUAQ and CUAQ Sub and its officers, directors and employees (i) are not, and during the periods of existence of CUAQ and CUAQ Sub were not, in violation of, or not in compliance with, in any material respect all such applicable Laws with respect to the conduct of the businesses of CUAQ and CUAQ Sub; and (ii) have not received any notice from any Governmental Authority, and to the best of the knowledge of CUAQ and CUAQ Sub none is threatened, alleging that either of CUAQ or CUAQ Sub has violated, or not complied with, any of the above.

5.12                           Litigation.  There are no actions, suits, arbitrations or other proceedings pending or, to the best of the knowledge of CUAQ and CUAQ Sub, threatened against CUAQ or CUAQ Sub at law or in equity before any Governmental Authority.  Neither CUAQ or CUAQ Sub nor any of their property is subject to any order, judgment, injunction or decree that would have a material adverse effect on the business or financial condition of CUAQ or CUAQ Sub.

5.13         Records.  The books of account, minute books, stock certificate books and stock transfer ledgers of CUAQ and CUAQ Sub are complete and correct in all material respects, and there have been no material transactions involving CUAQ or CUAQ Sub which are required to be set forth therein and which have not been so set forth.

5.14         Disclosure.  No representation or warranty by CUAQ or CUAQ Sub contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to Sihitech Holdingcos and e-Channels Holdingcos pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

5.15         Survival of Representations and Warranties.  The representations and warranties of CUAQ and CUAQ Sub set forth in this Agreement shall survive the Closing for a period of two (2) years, except that the representations in Sections 5.1, 5.2 and 5.3 shall survive without limitation as to time.

ARTICLE VI

COVENANTS OF CUAQ AND CUAQ SUB

6.1           Conduct of the Business.  Each of CUAQ and CUAQ Sub covenants and agrees that, from the date hereof through the Closing Date, except (i) in the context of an unsolicited, bona fide written proposal for a superior transaction or consummation of a superior transaction, (ii) as otherwise set forth in this Agreement or (iii) with the prior written consent of Sihitech Holdingcos and e-Channels Holdingcos, it shall:

(a)          conduct its business only in the ordinary course and in a manner consistent with the current practice of their business, except as required to reorganize for the purpose of CUAQ Merger, to preserve substantially intact the business organization of CUAQ and CUAQ Sub, to preserve its current relationships with customers and other persons with which they have had significant business relations and to comply with all Laws;

(b)         except as required to reorganize for the purpose of CUAQ Merger, not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the capital securities of CUAQ or CUAQ Sub;

(c)          except as required to reorganize for the purpose of CUAQ Merger, not pledge, sell, lease, transfer, dispose of or otherwise encumber any property or assets of CUAQ or CUAQ Sub, other than consistent with past practices and in the ordinary course of business of CUAQ and CUAQ Sub;

(d)         except as required to reorganize for the purpose of CUAQ Merger, not issue any shares of capital stock of CUAQ or CUAQ Sub or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, of CUAQ or CUAQ Sub or any options therefore or any securities convertible into or exchangeable for capital stock of CUAQ or CUAQ Sub or enter into any agreements in respect of the ownership or control of such capital stock;

(e)          not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock of CUAQ or CUAQ Sub or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness of CUAQ or CUAQ Sub;

(f)            not make, agree to make or announce any general wage or salary increase or enter into any employment contract or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any officer or employee of CUAQ or CUAQ Sub or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases, consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable law or regulations;

(g)         except as required to reorganize for the purpose of CUAQ Merger, not amend the Certificate of Incorporation or By-laws or Memorandum and Articles of Association (or other organizational documents) of CUAQ or CUAQ Sub;

(h)         except as required to reorganize for the purpose of CUAQ Merger, not merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire any business operations of, any Person;

(i)             not make any payments outside the ordinary course of business; and

(j)             not make any capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice.

6.2                                 Stockholder Meeting.  CUAQ shall cause a meeting of its stockholders (the Stockholder Meeting) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement and the CUAQ Merger as required by CUAQ’s certificate of incorporation.  The directors of CUAQ shall recommend to its stockholders that they vote in favor of the adoption of such matters.  In connection with such meeting, CUAQ (a) will file with the SEC as promptly as practicable a proxy statement meeting the requirements of the Exchange Act (Proxy Statement) and all other proxy materials for such meeting, (b) upon receipt of approval from SEC, will mail to its stockholders the Proxy Statement and other proxy materials, (c) will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby, and (d) will otherwise comply with all legal requirements applicable to such meeting.  As a condition to the filing and distribution to the stockholders of CUAQ of the Proxy Statement, CUAQ will have received the Proxy Information.

6.3                                 Fulfillment of Conditions.  >From the date hereof to the Closing Date, each of CUAQ and CUAQ Sub shall use its best efforts to fulfill the conditions specified in Article IX to the extent that the fulfillment of such conditions is within its control.  The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby, and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including conducting the business of CUAQ or CUAQ Sub in such manner that on the Closing Date the representations and warranties of CUAQ and CUAQ Sub contained herein shall be accurate as though then made).

6.4                                 Disclosure of Certain Matters.  From the date hereof through the Closing Date, CUAQ and CUAQ Sub shall give Sihitech Holdingcos and e-Channels Holdingcos prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of CUAQ or CUAQ Sub contained herein to be inaccurate or otherwise misleading, (c) gives CUAQ or CUAQ Sub any reason to believe that any of the conditions set forth in Article IX will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of CUAQ or CUAQ Sub, or (e) would require any amendment or supplement to the Proxy Statement.

6.5                                 Post-Closing Assurances.  CUAQ Sub, from time to time after the Closing, at the request of Sihitech Holdingcos or e-Channels Holdingcos, will take such other actions and execute and deliver such other documents, certifications and further assurances as Sihitech Holdingcos or e-Channels Holdingcos may reasonably require in order to manage and operate CUAQ Sub, including but not limited to executing such certificates as may be reasonably requested by Accountants in connection with any audit of the financial statements of CUAQ for any period through the Closing Date.

6.6                                 Regulatory and Other Authorizations; Notices and Consents.

(a)          CUAQ and CUAQ Sub shall use their commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and will cooperate fully with Sihitech Holdingcos or e-Channels Holdingcos in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)         CUAQ and CUAQ Sub shall promptly give such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as Sihitech Holdingcos or e-Channels Holdingcos may in their reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

6.7                                 Books and Records.

(a)          On and after the Closing Date, CUAQ Sub will permit Sihitech Holdingcos and e-Channels Holdingcos and their Representatives, during normal business hours, to have access to and to examine and make copies of all books and records of CUAQ and CUAQ Sub or to events occurring prior to the Closing Date or to transactions or events occurring subsequent to the Closing Date which arise out of transactions or events occurring prior to the Closing Date to the extent reasonably necessary to Sihitech Holdingcos or e-Channels Holdingcos in connection with preparation of any Tax returns, Tax audits, government or regulatory investigations, lawsuits or any other matter in which

Sihitech Holdingcos or e-Channels Holdingcos is a party to the proceeding or in which they have a reasonable business interest.

(b)         CUAQ and CUAQ Sub will preserve and keep all books and records for a period of at least seven years from the Closing Date.  After such seven year period, before CUAQ shall dispose of any such books and records, at least 90 days’ prior written notice to such effect shall be given by CUAQ Sub to Sihitech Holdingcos and e-Channels Holdingcos who shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books or records as they may select.

6.8                                 CUAQ Merger.  CUAQ and CUAQ Sub shall take all necessary actions and obtain all necessary approvals, including stockholders and governmental approvals, for CUAQ Merger before Closing.  CUAQ shall cause CUAQ Sub to adopt the Plan of Merger, to effectuate the CUAQ Merger, to issue the CUAQ Sub Stock and to do all other things as are necessary for it to do as a constituent corporation to the CUAQ Merger.

6.9                                 Listing on NASDAQ.  CUAQ Sub shall use its good faith best efforts to procure a listing of its stock and warrants on the Nasdaq Stock Market before December 31, 2006.

6.10                           Trust Fund.  On or before the Closing, CUAQ shall procure the liquidation of the Trust Account pursuant to the Trust Agreement and the aggregate amount of funds disbursed to the Vendors and CUAQ Sub shall not be lower than US$18,000,000 less such amounts, if any, as CUAQ is required to pay to stockholders who elect to have their shares redeemed in accordance with the provisions of CUAQ’s certificate of incorporation..

ARTICLE VII

COVENANTS OF THE VENDORS

7.1                                 Conduct of the Sihitech Business and e-Channels Business.  Each Vendor covenants and agrees that, from the date hereof through the Closing Date, except as otherwise set forth in this Agreement or with the prior written consent of CUAQ, they shall, and shall use their best efforts to cause Sihitech and e-Channels to:

(a)          conduct the Sihitech Business and e-Channels Business only in the ordinary course and in a manner consistent with the current practice of the Sihitech Business and e-Channels Business to preserve substantially intact the business organization, to keep available the services of the current employees, to preserve the current relationships of Sihitech and e-Channels with customers and other persons with which Sihitech and e-Channels have significant business relations and to comply with all Laws;

(b)         not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the Shares or the equity interest of Sihitech BVI, e-Channels BVI, Sihitech or e-Channels, or enter into any discussions or negotiations with any other party to do so;

(c)          not pledge, sell, lease, transfer, dispose of or otherwise encumber any property or assets of Sihitech BVI, e-Channels BVI, Sihitech or e-Channels, other than consistent with past practices and in the ordinary course of business or enter into any discussions or negotiations with any other party to do so;

(d)         not issue any shares of capital stock of Sihitech BVI or e-Channels BVI or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, or any options therefor or any securities convertible into or exchangeable for capital stock of Sihitech, e-Channels, Sihitech BVI or e-Channels BVI or enter into any agreements in respect of the ownership or control of such capital stock;

(e)          except for those specifically permitted in Sihitech SPA and e-Channels SPA, not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock of Sihitech BVI, e-Channels BVI, Sihitech or e-Channels, or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices;

(f)            not make, agree to make or announce any general wage or salary increase or enter into any employment contract or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any officer or employee of Sihitech or e-Channels, or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for the renewal of any currently existing employment agreement, and those increases, consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable law or regulations;

(g)         Except for amendments shown in Schedule 7.1(g), not to amend the Articles of Association (or other organizational documents) of Sihitech or e-Channels;

(h)         Each of Sihitech BVI, e-Channels BVI, Sihitech and e-Channels shall not merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire any business operations of, any Person, except for the purpose of facilitating the consummation of any transaction contemplated under the Transaction Documents and tax reasons;

(i)             Each of Sihitech BVI, e-Channels BVI, Sihitech and e-Channels shall not make any payments outside the ordinary course of business; and

(j)             Each of Sihitech BVI, e-Channels, Sihitech and e-Channels shall not make any capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice.

7.2                                 Access to Information.

(a)          Between the date of this Agreement and the Closing Date, during normal business hours, the Vendors will (i) permit CUAQ and its Representatives reasonable access to all of the books, records, reports and other related materials, offices and other facilities and properties of Sihitech and e-Channels; (ii) permit CUAQ and its Representatives to make such inspections thereof as CUAQ may reasonably request; and (iii) furnish CUAQ and its Representatives with such financial and operating data (including, without limitation, the work papers of Accountants, subject to Accountant’s consent) and other information with respect to Sihitech and e-Channels, and the Sihitech Business and e-Channels Business, as CUAQ may from time to time reasonably request, provided, however, that no activity conducted pursuant to this clause shall interfere with or disrupt the normal operation and ordinary course of business of Sihitech and e-Channels.

b)             Between the date of this Agreement and the Closing Date, during normal business hours, CUAQ shall be permitted to meet with and interview all employees of Sihitech or e-Channels, provided, however, that such interview shall not interfere with or disrupt the normal operation and ordinary course of business of Sihitech or e-Channels and its employees.

7.3                                 Insurance.  Through the Closing Date, the Vendors shall cause each of Sihitech and e-Channels to maintain the same insurance policies as it has as of the date hereof.

7.4                                 Protection of Confidential Information; Non-Competition.

(a)          Confidential Information. Each Vendor acknowledges that:

(i)             As a result of transactions contemplated herein, they have obtained secret and confidential information concerning the Sihitech Business and e-Channels Business, including, without limitation, financial information, trade secrets and “know-how,” customers, and certain methodologies (Confidential Information).

(ii)          CUAQ Sub will suffer substantial damage which will be difficult to compute if they should divulge Confidential Information or enter into a business competitive with that of Sihitech or e-Channels.

(iii)       The provisions of this Section are reasonable and necessary for the protection of the Sihitech Business and e-Channels Business.

(b)         Maintain Confidentiality.  Each Vendor agrees not to, at any time after the date hereof, divulge to any person or entity any Confidential Information obtained or learned as a result of its stock ownership of Sihitech BVI and e-Channels BVI who own Sihitech and e-Channels, except (i) with the express written consent of CUAQ on or before the Closing Date and of CUAQ Sub’s Board of Directors thereafter; (ii) to the extent that any such information is in the public domain other than as a result of a breach of any obligations hereunder; or (iii) where required to be disclosed by court order, subpoena or other government process.  If any Vendor shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, it will promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, notify, by personal delivery or by electronic means, confirmed by mail, CUAQ, and shall: (i) take all reasonably necessary steps required by CUAQ to defend against the enforcement of such subpoena, court order or other government process, and (ii) permit CUAQ to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

(c)          Records.  At the Closing, each Vendor will promptly deliver to CUAQ all original memoranda, notes, records, reports, manuals, formula and other documents relating to the Sihitech Business and e-Channels Business, and all property associated therewith, which they then possess or have under their control; provided, however, that they shall be entitled to retain copies of such documents reasonably necessary to document their financial relationship with Sihitech and e-Channels.

(d)         Non-Compete.  During the Non-Competition Period, neither the Vendors nor any shareholders thereof, without the prior written permission of CUAQ, shall, anywhere in the mainland of the PRC, Hong Kong and Taiwan, directly or indirectly, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is a Competitive Business (as defined below); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by Sihitech, e-Channels or any other subsidiary of CUAQ in the six-month period prior to the date that all relationships of such person terminates with Sihitech, e-Channels or any other subsidiary of CUAQ; or (v) solicit, interfere with, or endeavor to entice away from Sihitech, e-Channels or any other subsidiary of CUAQ, for the benefit of a Competitive Business, any of its customers or other persons with whom Sihitech, e-Channels or any other subsidiary of CUAQ has a business relationship.  However, nothing in this Agreement shall preclude them from investing their personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in their beneficially owning, at any time, more than 1% of the publicly-traded equity securities of such Competitive Business.

(e)          Injunctive Relief.  If any Vendor breaches, or threatens to breach, any of the provisions of Sections 6.4 (b), (c) or (d), Sihitech, e-Channels and CUAQ shall have the right and remedy to have the provisions of this Section 6.4 specifically enforced by any Governmental Authority, it being acknowledged and agreed by each Vendor that any such breach or threatened breach will cause irreparable injury to Sihitech, e-Channels and CUAQ and that money damages will not provide an adequate remedy.

(f)            Modification of Scope.  If any provision of Sections 6.4 (b), (c) or (d) is held to be unenforceable because of the scope, duration or area of its applicability, the Governmental Authority making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

(g)         Competitive Business.  As used in this Agreement,

(i)             Competitive Business means any business which operates in any aspect of the Sihitech Business and the e-Channels Business; and

(ii)          Non-Competition Period means the period beginning on the Closing Date and ending on the third anniversary of the Closing Date.

7.5                                 Post-Closing Assurances.  Each Vendor, from time to time after the Closing, at CUAQ’s request, will take such other actions and execute and deliver such other documents, certifications and further assurances as CUAQ may reasonably require in order to manage and operate Sihitech and e-Channels, including but not limited to executing such certificates as may be reasonably requested by CUAQ’s accountants in connection with any audit of the financial statements of Sihitech and/or e-Channels for any period through the Closing Date.

7.6                                 No Other Negotiations.  Until the earlier of the Closing or the termination of this Agreement, neither Sihitech, e-Channels, Sihitech Holdingcos or e-Channels Holdingcos shall (a) solicit, encourage, directly or indirectly, any inquiries, discussions or proposals for, (b) continue, propose or enter into any negotiations or discussions looking toward, or (c) enter into any agreement or understanding providing for any acquisition of any capital stock of Sihitech, e-Channels, Sihitech BVI or e-Channels BVI, or of any part of the assets of Sihitech, e-Channels, Sihitech BVI or e-Channels BVI, or the Sihitech Business or e-Channels Business (in whole or in part), nor shall any of Sihitech, e-Channels, Sihitech Holdingcos or e-Channels Holdingcos provide any information to any Person for the purpose of evaluating or determining whether to make or pursue any such inquiries or proposals with respect to any such acquisition.  The Vendors shall, and shall cause Sihitech or e-Channels, immediately notify CUAQ of any such inquiries or proposals or requests for information.

7.7                                 No Securities Transactions.  No Vendor, Sihitech, e-Channels, Sihitech BVI or e-Channels BVI nor any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of CUAQ prior to the time of the making of a public announcement of the transactions contemplated by this Agreement.  Each of the Vendors shall use its best efforts to require each of its officers, directors, employees, agents and Representatives and those of Sihitech and e-Channels to comply with the foregoing requirement.

7.8                                 Fulfillment of Conditions.  The Vendors shall use their best efforts to fulfill the conditions specified in Article IX to the extent that the fulfillment of such conditions is within their control.  The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including using their best efforts to conduct the Sihitech Business and e-Channels Business in such manner that on the Closing Date the representations and warranties of each Vendor contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

7.9                                 Disclosure of Certain Matters.  From the date hereof through the Closing Date, each Vendor shall give CUAQ prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of the Vendors contained herein to be inaccurate or otherwise misleading, (c) gives any Vendor any reason to believe that any of the conditions set forth in Article IX will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Sihitech or e-Channels or (e) would require any amendment or supplement to the Proxy Statement.

7.10                           Regulatory and Other Authorizations; Notices and Consents.

(a)          The Vendors shall use their commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents and will cooperate fully with CUAQ in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)         Each Vendor shall promptly give such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as CUAQ may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

(c)          CUAQ shall cooperate and use all reasonable efforts to assist each Vendor in giving such notices and obtaining such consents and estoppel certificates; provided, however, that CUAQ shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which CUAQ in its sole discretion may deem adverse to the interests of CUAQ, the Sihitech Business or e-Channels Business.

7.11                           Use of Intellectual Property.  Each Vendor acknowledges that from and after the Closing, all the Intellectual Property of any kind related to or used in connection with the Sihitech Business and e-Channels Business shall be owned by Sihitech and e-Channels respectively, that no Vendor nor any of their affiliates shall have any rights in the Intellectual Property and that no Vendor nor any of their affiliates will contest the ownership or validity of any rights of Sihitech and e-Channels in or to the Intellectual Property.

7.12                           Related Tax.  Each Vendor covenants and agrees to pay any tax and duties assessed on the part of such Vendor required by any Governmental Authority.

7.13                           Proxy Information.  As a condition to CUAQ calling and holding the Stockholder Meeting (as hereinafter defined), the Vendors will furnish to CUAQ such information as is reasonably required by CUAQ for the preparation of the Proxy Statement (as hereinafter defined) in accordance with the requirements of SEC, including full and accurate descriptions of the Sihitech Business and e-Channels Business, material agreements affecting Sihitech, the Sihitech Business, e-Channels and e-Channels Business, the Vendors and the audited consolidated financial statements of Sihitech and e-Channels for each of the three years ended December 31, 2004, which financial statements will include a balance sheet, statement of operations and statement of cash flows, prepared in accordance with U.S. GAAP, together with the Last Financial Statements, as required by the rules and regulations of SEC for combination proxy statement disclosure (collectively, Proxy Information).  The Proxy Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the Proxy Information not misleading at the time of distribution by CUAQ and at the Closing, and the Vendors agree to promptly notify CUAQ of any material changes to the previously provided Proxy Information.

7.14                           Interim Financial Information.  From the date of this Agreement until the Closing, the Vendors shall provide to CUAQ a copy of the monthly internal management report of financial figures concerning Sihitech and e-Channels.  The above interim financial information shall be delivered to CUAQ within twenty-five (25) days after the end of each calendar month.  Sihitech and e-Channels shall prepare the above financial information in good faith.

7.15                           Regulatory Approvals of the PRC.  The Vendors shall use their best efforts to

(i)                                     submit applications for approval of Sihitech SPA and e-Channels SPA to the Governmental Authority and any other government authority of the PRC whose approval is required; and

(ii)                                  obtain new business licenses of Sihitech and e-Channels.

ARTICLE VIII

ADDITIONAL COVENANTS OF THE PARTIES

8.1                                 Other Information.  If in order to properly prepare documents required to be filed with any Governmental Authority or financial statements of CUAQ or CUAQ Sub it is necessary that a Party be furnished with additional information relating to CUAQ and CUAQ Sub, and such information is in the possession of any other Party(ies), such Party(ies) agree(s) to use its/their best efforts to furnish such information in a timely manner to such other Party, at the cost and expense of the Party being furnished such information.

8.2                                 Further Action.  Each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Upon the terms and subject to the conditions hereof, each of the Parties shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

8.3                                 Schedules.  The Parties shall have the obligation to supplement or amend the Schedules being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules.  The obligations of the Parties to amend or supplement the Schedules being delivered herewith shall terminate on the Closing Date.

8.4                                 Confidentiality.  Sihitech Holdingcos and e-Channels Holdingcos, on the one hand, and CUAQ Sub on the other hand, on and after the Closing Date, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the other Parties furnished it by such other Parties or their Representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its Representatives in connection with this Agreement.  Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Parties if it exercises the same care as it takes to preserve confidentiality for its own similar information.

8.5                                 Public Announcements.  From the date of this Agreement until Closing or termination, CUAQ, CUAQ Sub, and the Vendors shall, and the Vendors shall cause Sihitech, e-Channels, Sihitech BVI and e-Channels BVI to, cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of CUAQ and CUAQ Sub, except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system.  If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed.  This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

8.6                                 Board Matters.  (a) as promptly as possible following the date hereof, CUAQ and CUAQ Sub shall take all actions necessary to ensure that: the board of directors of CUAQ Sub following Closing (the Board) shall consist of nine (9) directors.

(b)         The Parties agree that for a period of three years, they and any persons over which they have influence, shall use their best efforts to nominate and elect the following persons as directors: three (3) persons designated by Sihitech Holdingcos; one (1) person designated by e-Channels Holdingcos; two (2) current management members of CUAQ; and three (3) independent directors each designated by Sihitech Holdingcos, e-Channels Holdingcos and CUAQ, respectively, and agreed to by the other two Parties.  In addition, the Parties agree to use their best effort to cause the board of directors of CUAQ Sub to comply with the requirement for an independent board of directors as specified by the NASDAQ rules and regulations.

8.7                                 Requirements for Specific Board Actions.  The Parties agree during the first three (3) years after Closing, the following proposed actions shall require at least two thirds affirmative votes by the Board: (A) any debt financing with an amount of more than US$3,000,000 or any debt financing not in the ordinary course of business; (B) distribution and sales of assets of CUAQ Sub with a value of more than US$500,000 and not in the ordinary course of business; (C) any financing activities, including, but not limited to, secondary offerings and any activities that may cause the dilutions of the then existing stockholders, with offering price below the market price of the stock of CUAQ; (D) change of the business focus; (E) merger or consolidation with, or sale or disposition of all or substantially all of its assets to, or acquisition of all or substantially all the assets of, any Person; (F) approval of annual budget planning and any capital expenditure outside the annual budget and in an amount of more than US$2,000,000; (G) nomination of the following officers: chairman, chief executive officer, chief operation officer, and chief financial officer.

8.8                                 Transfer Restriction.  Sihitech Holdingcos and e-Channels Holdingcos shall not publicly offer, sell, transfer or otherwise dispose of any CUAQ Sub Stock on any national stock exchanges of the United States, from the Closing Date until the first anniversary of such Closing Date, without the prior written consent of the Board of Directors of CUAQ Sub.

8.9                                 Registration Rights Agreement.  At the Closing, the Parties shall enter into a registration rights agreement, containing customary terms and conditions, including customary demand and piggyback registration rights and indemnities, provided, however, that the registration rights agreement shall provide that no registration statement shall be filed with SEC before the first anniversary of the Closing.

8.10                           Voting Agreement.  At Closing, Sihitech Holdingcos, e-Channels Holdingcos, Chih Cheung and James Li shall have entered into a voting agreement, setting forth that they will vote all the capital stock of CUAQ over which they have direct or beneficial ownership and right to nominate and vote in favor of the board structure contained in Section 8.6 for a period of three years.

ARTICLE IX

CONDITIONS

9.1                                 Conditions to Each Party’s Obligations.  The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions.

(a)          Approval by CUAQ.  This Agreement and the transactions contemplated hereby shall have been approved by the common stockholders of CUAQ in accordance with CUAQ’s certificate of incorporation and the aggregate number of shares of CUAQ common stock held by stockholders of CUAQ, other than the initial stockholders of CUAQ, who exercise their right to convert the shares of common stock of CUAQ owned by them into cash in accordance with CUAQ’s certificate of incorporation shall not constitute 20% or more of the number of shares of CUAQ’s common stock outstanding as of the date of this Agreement and owned by Persons other than the initial stockholders of CUAQ.

(b)         Litigation.  No order, stay, judgment or decree shall have been issued by any Governmental Authority preventing, restraining or prohibiting in whole or in part, the consummation of the transactions contemplated hereby or instrumental to the consummation of the transactions contemplated hereby, and no action or proceeding by any governmental authority shall be pending or threatened (including by suggestion through investigation) by any person, firm, corporation, entity or Governmental Authority, which questions, or seeks to enjoin, modify, amend or prohibit (a) the issuance of the CUAQ Sub Stock, or (b) the Stockholders Meeting and use of the Proxy Statement by CUAQ.

(c)          Transaction Documents.  Each of the Transaction Documents shall have been executed by the parties thereto and delivered to each Party.

(d)         Regulatory Approvals.  Any Governmental Authority whose approval or consent is required shall have unconditionally approved the acquisition of 100% equity interest in Sihitech by Sihitech BVI in accordance with the

Sihitech SPA, and the acquisition of 100% equity interest in e-Channels by e-Channels BVI in accordance with the e-Channels SPA, and CUAQ shall have received written confirmation thereof.

(e)          Business Licenses.  Each of Sihitech and e-Channels has been converted into a company wholly owned by Sihitech BVI and e-Channels BVI respectively for PRC regulatory purposes and has received a business license therefor.

9.2                                 Conditions to Obligations of Sihitech Holdingcos and e-Channels Holdingcos.  The obligations of Sihitech Holdingcos and e-Channels Holdingcos to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)          Deliveries.  Sihitech Holdingcos and e-Channels Holdingcos shall have received the CUAQ Sub Stock and such other documents, certificates and instruments as may be reasonably requested by Sihitech Holdingcos and e-Channels Holdingcos.  CUAQ Sub shall have delivered to the Vendors reasonable evidence of the completion of CUAQ Merger.

(b)         Representations and Warranties; Covenants. Without supplementation after the date of this Agreement, the representations and warranties of CUAQ and CUAQ Sub contained in this Agreement shall be with respect to those representations and warranties qualified by any materiality standard, true and correct as of the Closing, and with respect to all the other representations and warranties, true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be materially complied with by CUAQ and CUAQ Sub on or before the Closing shall have been materially complied with, and CUAQ and CUAQ Sub shall have delivered a certificate signed by a duly authorized officer thereof to such effect.

(c) Consents.  CUAQ and CUAQ Sub shall have obtained and delivered to Sihitech Holdingcos and e-Channels Holdingcos consents of all third parties, as appropriately required for the consummation of the transactions contemplated by this Agreement.

(d)         Performance of Agreements.  All covenants, agreements and obligations required by the terms of this Agreement to be performed by CUAQ at or prior to the Closing shall have been duly and properly performed or fulfilled in all material respects.

(e)          No Adverse Changes.  At the Closing, there shall have been no material adverse change in the assets, liabilities or financial condition of CUAQ and CUAQ Sub from that shown in CUAQ Balance Sheet and related statements of income.  Between the date of this Agreement and the Closing Date, there shall not have occurred an event which would have had a Material Adverse Effect on the operations, financial condition or prospects of CUAQ or CUAQ Sub.

(f)            Necessary Proceedings.  All proceedings, corporate or otherwise, to be taken by CUAQ and CUAQ Sub in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by CUAQ as of the Closing, shall have been delivered to Sihitech Holdingcos and e-Channels Holdingcos.

(g)         Resignations.  Effective as of the Closing, the directors and the officers of CUAQ or CUAQ Sub will have resigned and that they have no claim for employment compensation in any form from CUAQ or CUAQ Sub.

(h)         Employment and Option Agreements.  CUAQ will have entered into, effective as of the Closing, the employment agreements provided for in Section 3.3(C) of this Agreement.

(i)             Legal Opinion.  The Vendors shall have received from legal counsels to CUAQ and CUAQ Sub, legal opinions dated as of the Closing Date, in substantial form as set forth in Schedule 9.2(i) hereto.

(j)             Supplemental Disclosure.  If CUAQ or CUAQ Sub shall have supplemented or amended any schedule pursuant to their obligations set forth in Section 8.3 in any material respect, the Vendors may give notice to CUAQ that as a result of information provided to the Vendors in connection with any or all of such amendments or supplements, the Vendors have determined not to proceed with the consummation of the transactions contemplated hereby.

(k)          Trustee Notice.  CUAQ, simultaneously with the Closing, will deliver to the Trustee of the Trust Account of CUAQ a termination letter pursuant to the Trust Agreement to liquidate such Trust Account and disburse the funds therein to the Vendors or their designees and to CUAQ.

9.3                                 Conditions to Obligations of CUAQ.  The obligations of CUAQ to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)          Ownership.  Sihitech BVI and e-Channels BVI shall, for the regulatory purposes of the PRC, have become the registered and beneficial owners of the entire equity interest of Sihitech and e-Channels, respectively, free and clear of all Encumbrance.

(b)         Deliveries.  The Vendors shall have delivered the confirmations of release of payments of the Cash Amount specified in Section 2.2 if the minimum asset requirements contained in Section 9.3(i) below is not satisfied, and CUAQ Sub shall have received the same and such other documents, certificates and instruments as may be reasonably requested by CUAQ.

(c)          Representations and Warranties; Covenants.  Without supplementation after the date of this Agreement, the representations and warranties of each Vendor contained in this Agreement shall be with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects as of the Closing, and with respect to all the other representations and warranties, true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be materially complied with by Sihitech, e-Channels and each Vendor on or before the Closing shall have been materially complied with, and CUAQ shall have received a certificate of each Vendor to such effect;

(d)         Consents.  Each Vendor shall have obtained and delivered to CUAQ consents of all third parties required by the Contracts and Permits set forth in Schedule 4.4 and as required and appropriate for the consummation of the transactions contemplated by this Agreement;

(e)          Performance of Agreements.  All covenants, agreements and obligations required by the terms of this Agreement to be performed by each Vendor at or prior to the Closing shall have been duly and properly performed or fulfilled in all material respects;

(f)            No Adverse Change.  At the Closing, there shall have been no material adverse change in the assets, liabilities, financial condition or prospects of Sihitech or the Sihitech Business, or e-Channels or the e-Channels Business, from that shown or reflected in the Last Financial Statements and as described in the Proxy Statement.  Between the date of this Agreement and the Closing Date, there shall not have occurred any event which, in the reasonable opinion of CUAQ, would have a Material Adverse Effect on the operations, financial condition or prospects of Sihitech or the Sihitech Business, or e-Channels or the e-Channels Business;

(g)       Necessary Proceedings.  All proceedings, corporate or otherwise, to be taken by Sihitech Holdingcos and e-Channels Holdingcos in connection with the consummation of the transactions contemplated by this Agreement, including without limitation any and all regulatory approvals required by any Governmental Authority of the PRC for the formation of any and all of Sihitech Holdingcos, e-Channels Holdingcos, Sihitech BVI and e-Channels BVI, shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by Sihitech Holdingcos and e-Channels Holdingcos, as appropriate, as of the Closing, shall have been delivered to CUAQ.

(h)       Legal Opinion.  CUAQ and CUAQ Sub shall have received from the legal counsel to the Vendors and selling shareholders under the Sihitech SPA and e-Channels SPA, a legal opinion dated as of the Closing Date, in substantial form as set forth in Schedule 9.3(G) hereto.

(i)             Minimum Assets.  At the Closing, the Vendors will certify to CUAQ that on a consolidated basis, immediately prior to Closing, Sihitech BVI and e-Channels BVI will have US$4 million cash and only have short- and long-term debt arising in the ordinary course.

ARTICLE X

INDEMNIFICATION

10.1                           Indemnification by Sihitech Holdingcos and e-Channels Holdingcos.  Subject to the limitations set forth in Section 10.4, each of Sihitech Holdingcos and e-Channels Holdingcos shall indemnify and hold harmless CUAQ and CUAQ Subfrom and against, and shall reimburse CUAQ or CUAQ Sub for, any Damages which may be sustained, suffered or incurred by them, whether as a result of any Third Party Claim or otherwise, and which arise from or in connection with or are attributable to the breach of any of the representations or warranties or covenants by Sihitech Holdingcos or e-Channels Holdingcos contained herein.  Indemnification pursuant to this Section 10.1 shall be the sole remedy of CUAQ and CUAQ Sub with respect to any breach of the representations and warranties or covenants by Sihitech Holdingcos and e-Channels Holdingcos.  Each of Sihitech Holdingcos and e-Channels Holdingcos shall give prompt written notice to CUAQ and CUAQ Sub of any Third Party Claims or other facts and circumstances known to them which may entitle CUAQ or CUAQ Sub to indemnification under this Section 10.1.

10.2                           Indemnification by CUAQ Directors.  Subject to the limitations set forth in Section 10.4, the current Board members of CUAQ, namely Chih Cheung, James Li and James Preissler (the CUAQ Directors), shall, jointly and severally, indemnify and hold harmless each of Sihitech Holdingcos and e-Channels Holdingcos from and against, and shall reimburse each of Sihitech Holdingcos and e-Channels Holdingcos for, any Damages which may be sustained, suffered or incurred by Sihitech Holdingcos or e-Channels Holdingcos, whether as a result of Third Party Claims or otherwise, and which arise or result from or in connection with or are attributable to the breach of any of CUAQ or CUAQ Sub’s representations or warranties or covenants contained in this Agreement.  CUAQ or CUAQ Sub shall give each of Sihitech Holdingcos and e-Channels Holdingcos prompt written notice of any Third Party Claims or other facts and circumstances known to it which may entitle them to indemnification under this Section 10.2.

10.3                           Notice, Etc.  A Party required to make an indemnification payment pursuant to this Agreement (Indemnifying Party) shall have no liability with respect to Third Party Claims or otherwise with respect to any covenant, representation, warranty, agreement, undertaking or obligation under this Agreement unless the Party entitled to receive such indemnification payment (Indemnified Party) gives notice to the Indemnifying Party specifying (i) the covenant, representation or warranty, agreement, undertaking or obligation contained herein which it asserts has been breached, (ii) in reasonable detail, the nature and dollar amount of any Claim the Indemnified Party may have against the Indemnifying Party by reason thereof under this Agreement, and (iii) whether or not the Claim is a Third Party Claim.  With respect to Third Party Claims, an Indemnified Party (i) shall give the Indemnifying Party prompt notice of any Third Party Claim, (ii) prior to taking any action with respect to such Third Party Claim, shall consult with the Indemnifying Party as to the procedure to be followed in defending, settling, or compromising the Third Party Claim, (iii) shall not consent to any settlement or compromise of the Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and (iv) shall permit the Indemnifying Party, if it so elects, to assume the exclusive defense of such Third Party Claim (including, except as provided in the penultimate sentence of this Section, the compromise or settlement thereof) at its own cost and expense.  If the Indemnifying Party shall elect to assume the exclusive defense of any Third Party Claim pursuant to this Agreement, it shall notify the Indemnified Party in writing of such election, and the Indemnifying Party shall not be liable hereunder for any fees or expenses of the Indemnified Party’s counsel relating to such Third Party Claim after the date of delivery to the Indemnified Party of such notice of election.  The Indemnifying Party will not compromise or settle any such Third Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) if the relief provided is other than monetary damages or such relief would have a material adverse effect on the Indemnified Party.  Notwithstanding the foregoing, if the Indemnifying Party elects to assume the defense with respect to any Third Party Claim, the Indemnifying Party shall have the right to compromise or settle for solely monetary damages such Third Party Claim, provided such settlement will not result in or have a material adverse effect on the Indemnified Party.  Notwithstanding the foregoing, the Party which defends any Third Party Claim shall, to the extent required by any insurance policies of the Indemnified Party, share or give control thereof to any insurer with respect to such Claim.

10.4                           Limitations.

(a)          Neither Sihitech Holdingcos nor e-Channels Holdingcos shall be required to indemnify CUAQ under Section 10.1 unless the aggregate of all amounts for which indemnity would otherwise be due against them exceeds US$10,000.  Claims may be asserted once the damages exceed US$10,000, and in no event the aggregate indemnification amount shall exceed the value of the Purchase Consideration.

(b)         The CUAQ Directors shall not be required to indemnify either Sihitech Holdingcos or e-Channels Holdingcos under Section 10.2 unless the aggregate of all amounts for which indemnity would otherwise be due against them exceeds US$10,000. Claims may be asserted once the damages exceed US$10,000, and in no event the aggregate indemnification amount shall exceed the value of the Purchase Consideration.

(c)          If a Third Party Claim subject to indemnification by either of Sihitech Holdingcos and e-Channels Holdingcos is brought against Sihitech Holdingcos and e-Channels Holdingcos, and either of Sihitech Holdingcos and e-Channels Holdingcos prevails in the defense thereof, Sihitech Holdingcos and e-Channels Holdingcos shall not be required to indemnify CUAQ with respect to the costs of such defense, including attorneys’ fees.

(d)         In no event shall a claim for indemnification be made after the second anniversary of the Closing Date.

10.5                           Adjustment to Purchase Consideration; Setoff.

(a)          Purchase Price.  Any indemnification payments made pursuant to Sections 10.1 and 10.2 shall be deemed to be an adjustment to the Purchase Consideration.  To the extent that any Vendor is obligated to indemnify CUAQ or CUAQ Sub under the provisions of this Article X for Damages reduced to a monetary amount, CUAQ or CUAQ Sub shall have the right to adjust any amount due and owing or to be due and owing under any agreement with the Vendors, whether under this Agreement or any other agreement between the Vendors and any of CUAQ or CUAQ Sub’s affiliates, subsidiaries or controlled persons or entities.  To the extent that CUAQ or CUAQ Sub is obligated to indemnify any Vendor after Closing under the provisions of this Article X for Damages reduced to a monetary amount, any Vendor after Closing shall have the right to decrease any amount due and owing or to be due and owing under any agreement with CUAQ or CUAQ Sub, whether under this Agreement or any other agreement between the Vendors and any of CUAQ or CUAQ Sub’s affiliates, subsidiaries or controlled persons or entities.

(b)         Holdback Amount.  Notwithstanding the foregoing, CUAQ or CUAQ Sub may apply all or a portion of the Holdback Amount to satisfy any Claim for indemnification pursuant to this Article X.  CUAQ or CUAQ Sub will hold the Holdback Amount until final resolution of the Claim or dispute.  The Holdback Amount is security for the indemnification obligations of the Vendors and is not a limitation on the Damages recoverable or liquidated damages and such security does not limit any other right of set off or recovery under this Agreement or at law, whether pursuant to this Agreement or any other agreement of the Vendors.

10.6                           Claims on behalf or in right of CUAQ or CUAQ Sub.  Pursuant to the provisions of this Article X, if any Claim for indemnification is to be brought against Sihitech Holdingcos and e-Channels Holdingcos on behalf of or by right of CUAQ or CUAQ Sub, such claims will be determined by the Independent Committee of the Board of Directors.  Any settlement of a Claim for indemnification brought on behalf of or by right of CUAQ or CUAQ Sub shall be determined and approved by the Independent Committee of the Board of Directors.  The Independent Committee of the Board of Directors of CUAQ or CUAQ Sub will consist of two persons, none of which are officers or employees of CUAQ or CUAQ Sub or any of their operating subsidiary companies or are direct or beneficial owners of 5% or more of the voting capital stock of CUAQ or CUAQ Sub.  For a period of not less than one year after the Closing or until final resolution of Claims under this Article X brought by or by right of CUAQ or CUAQ Sub, the board of directors of CUAQ or CUAQ Sub will maintain a sufficient number of directors such that it will be able to maintain the Independent Committee.

10.7                           No Multiple Indemnifications.  The Parties agree that, in the event of a breach of any representations, warranties or covenants by any party in Sihitech SPA, e-Channels SPA or this Agreement and sufficient indemnification has been provided for thereunder, the indemnified party shall, or shall cause its affiliates, not seek any additional indemnification for the same breach under any other agreements.

ARTICLE XI

TERMINATION AND ABANDONMENT

11.1                           Methods of Termination.  The transactions contemplated herein may be terminated and/or abandoned at any time but not later than the Closing:

(a)          by mutual written consent of CUAQ and the Vendors;

(b)         (i) by CUAQ if any Vendor amends or supplements any Vendor schedule hereto and such amendment or supplement reflects a material adverse change in the condition (financial or other), operations or prospects of Sihitech or the Sihitech Business, or e-Channels or the e-Channels Business as a whole or in part, after the date hereof, or (ii) by Vendors if CUAQ amends or supplements any CUAQ Schedule hereto and such amendment or supplement reflects a material adverse change in the condition (financial or other) or operations of CUAQ.

(c)          by either CUAQ or the Vendors jointly, if the Closing has not occurred by May 31, 2006 (or such other date as may be extended from time to time by written agreement of Parties); provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to any Party that is then in breach of any of its covenants, representations or warranties in this Agreement;

(d)         by the Vendors, (i) if CUAQ shall have breached any of its covenants herein in any respect or (ii) if the representations and warranties of CUAQ contained in this Agreement shall not be true and correct in all material respects, at the time made, or (iii) if such representations and warranties shall not be true and correct at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date, except to the extent that such representations are made herein as of a specific date prior to the Closing Date, and in any such event, if such breach is subject to cure, CUAQ has not cured such breach within 10 Business Days of the Vendor’s notice of an intent to terminate;

(e)          by CUAQ, (i) if any Vendor shall have breached any of the covenants herein in any respect or (ii) if the representations and warranties of any Vendor contained in this Agreement shall not be true and correct in all material respects, at the time made, or (iii) if such representations and warranties shall not be true and correct at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date, except to the extent that such representations are made herein as of a specific date prior to the Closing Date, and in any such event, if such breach is subject to cure, the Vendors have not cured such breach within 10 Business Days of CUAQ’s notice of an intent to terminate;

(f)            by Vendors, jointly, if the Board of Directors of CUAQ (or any committee thereof) shall have failed to recommend or withdrawn or modified in a manner adverse to the Vendors its approval or recommendation of this Agreement and any of the transactions contemplated hereby;

(g)         by CUAQ if the Board of Directors of CUAQ shall have determined in good faith, based upon the advice of outside legal counsel, that the failure to terminate this Agreement is reasonably likely to result in the Board of Directors breaching its fiduciary duties to stockholders under applicable law by reason of the pendency of an unsolicited, bona fide written proposal for a superior transaction;

(h)         by either CUAQ or Vendors, if, at CUAQ’s Stockholder Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of CUAQ’s common stock required under its certificate of incorporation, or 20% or more of the number of shares of CUAQ’s common stock outstanding as of the date of the record date of the stockholders meeting held by Persons other than the Initial Stockholders exercise their rights to convert the shares of CUAQ’s common stock held by them into cash in accordance with CUAQ’s certificate of incorporation.

11.2                           Effect of Termination.

(a)          In the event of termination and/or abandonment by CUAQ or by Vendors, or both, pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given to the other Party, and except as set forth in this Section 11.2, all further obligations of the Parties shall terminate, no Party shall have any right against the other Party hereto, and each Party shall bear its own costs and expenses.

(b)         Consequence of Termination.  If the transactions contemplated by this Agreement are terminated, rescinded and/or abandoned as provided herein:

(i)             each Party hereto will return all documents, work papers and other material (and all copies thereof) of the other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same;

(ii)          all confidential information received by either Party hereto with respect to the business of the other Party hereto shall be treated in accordance with Section 8.4 hereof, which shall survive such termination or abandonment.

(c)        Termination Recovery and Fee.  If this Agreement is terminated by CUAQ under Section 11.1(b)(i) or (e), then CUAQ will be entitled to US$200,000 due and payable from the Vendors, on a joint and several basis, immediately upon termination of this Agreement as liquidated damages and not as a penalty amount, and in lieu of any other right or remedy that CUAQ may have against the other parties to this Agreement for such breach.  If this Agreement is terminated by any of the Vendors under Section 11.1(b)(ii), (d) or (f), then the Vendors will jointly be entitled to $200,000 due and payable from the CUAQ Directors Chih Cheung, James Li and James Preissler, on a joint and several basis, immediately upon termination of this Agreement as liquidated damages and not as a penalty amount, and in lieu of any other right or remedy that Vendors may have against the other parties to this Agreement for such breach.

11.3                           No Claim Against Trust Fund.  It is understood by Sihitech Holdingcos and e-Channels Holdingcos that in the event of any breach of this Agreement by CUAQ, that they have no right to Damages, including the termination fees set forth in Section 11.2(c) from CUAQ.  In addition, Sihitech Holdingcos and e-Channels Holdingcos agree that they have no right to any amount held in the trust fund and they will not make any claim against CUAQ that would adversely affect the business, operations or prospects of CUAQ or the amount of the funds held in the trust fund.

ARTICLE XII

GENERAL PROVISIONS

12.1                           Expenses.  Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of Representatives, incurred in connection with the preparation of this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

12.2                           Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by nationally recognized courier or mailed by registered mail (postage prepaid, return receipt requested) or by telecopy to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

Sihitech Holdingcos and e-Channels Holdingcos:

Sihitech Company Limited

Address:	TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands

Fax:	+86 10 6442 1210
For the attention of:	Peter Li

Mega Capital Group Services Limited

Address:	TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands

Fax:	+86 10 6442 1210
For the attention of:	Peter Li

Profit Loyal Consultants Limited

Address:	TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands

Fax:	+86 10 6442 1210
For the attention of:	Peter Li

Elite Concord International Limited

Address:	TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands

Fax:	+86 10 6296 7456
For the attention of:	ZENG Shuo

China Century Holdings Group Limited

Address:	TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands

Fax:	+86 10 6296 7456
For the attention of:	ZENG Shuo

Shinning Growth Investment Group Limited

Address:	TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands

Fax:	+86 10 6296 7456
For the attention of:	ZENG Shuo
CUAQ:

China Unistone Acquisition Corp.

Address:	c/o Suite 1208, Grand Gateway Tower One, 1 Hongqiao Road, Shanghai 200030, the PRC

Fax:	+86 21 6113 8580
For the attention of:	James Li

CUAQ Sub:

Yucheng Technologies Limited

Address:	Room 1708, Dominion Centre 43-59 Queen’s Road East, Wanchai, Hong Kong S.A.R.
Fax:	+86 21 6113 8580
For the attention of:	James Li

Chih Cheung

Address:	c/o Suite 1208, Grand Gateway Tower One, 1 Hongqiao Road, Shanghai 200030, the PRC
Fax:	+86 21 6113 8580

James Li

Address:	c/o Suite 1208, Grand Gateway Tower One, 1 Hongqiao Road, Shanghai 200030, the PRC
Fax:	+86 21 6113 8580

James Preissler

Address:	c/o Suite 1208, Grand Gateway Tower One, 1 Hongqiao Road, Shanghai 200030, the PRC
Fax:	+86 21 6113 8580

12.3                           Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

12.4                           Waiver.  At any time prior to the Closing, either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.

12.5                           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.6                           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

12.7                           Entire Agreement.  This Agreement and the Schedules and Exhibits hereto, constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

12.8                           Benefit.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

12.9                           Governing Law.  This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

12.10                     Arbitration.

12.10.1                                                            All disputes, controversies or claims arising out of or in connection with this Agreement, including the breach, termination or invalidity of this Agreement, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with those Rules.

12.10.2                                                            The seat of the arbitration shall be Singapore.

12.10.3                                                            The language of the arbitration shall be English.

12.11                     Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

12.12                     Joint and Several.  (a) Sihitech Holdingcos may only exercise any and all of the rights granted to Sihitech Holdingcos hereunder jointly and shall be liable for any and all of the obligations of Sihitech Holdingcos on a joint and several basis.

(b) e-Channels Holdingcos may only exercise any and all of the rights granted to e-Channels Holdingcos hereunder jointly and shall be liable for any and all of the obligations of e-Channels Holdingcos on a joint and several basis.

12.14.                  Language.  This Agreement shall be signed in both English and Chinese.  If there is any conflict between the two language versions, the English version shall prevail.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

For and on behalf of	For and on behalf of
Sihitech Company Limited	Elite Concord International Limited

By:	By:
Name:	Name:
Title: Authorized Representative	Title: Authorized Representative

For and on behalf of	For and on behalf of
Mega Capital Group Services Limited	China Century Holdings Group Limited

By:	By:
Name:	Name:
Title: Authorized Representative	Title: Authorized Representative

For and on behalf of	For and on behalf of
Profit Loyal Consultants Limited	Shinning Growth Investment Group Limited

By:	By:
Name:	Name:
Title: Authorized Representative	Title: Authorized Representative

For and on behalf of	For and on behalf of
China Unistone Acquisition Corp.	Yucheng Technologies Limited

By:	By:
Name:	Name:
Title:	Title:

Chih Cheung	James Li

James Preissler